Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

PRIME/MANSUR INVESTMENT PARTNERS, LLC

CUMBERLAND BLUES MERGER SUB, LLC

CUMBERLAND BLUES, LLC

PRIME GROUP REALTY TRUST

and

PRIME GROUP REALTY, L.P.

Dated as of October 27, 2004

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EXHIBITS AND SCHEDULES

Exhibit A	Deposit Escrow Agreement*
Exhibit B	PGI Release*

Schedule 9.1(a) – Company Knowledge Persons*

Schedule 9.1(b) – Parent Knowledge Persons*

*	Omitted from this filing. The Company will furnish supplementally a copy of any such omitted item to the Commission upon request.

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 27, 2004, by and among PRIME/MANSUR INVESTMENT PARTNERS, LLC, a Delaware limited liability company (“Parent”), CUMBERLAND BLUES MERGER SUB, LLC, a Maryland limited liability company (“Merger Sub”), CUMBERLAND BLUES, LLC, a Delaware limited liability company (“OP Merger Sub”), PRIME GROUP REALTY TRUST, a Maryland real estate investment trust (the “Company”), and PRIME GROUP REALTY, L.P., a Delaware limited partnership (the “Operating Partnership”).

RECITALS

WHEREAS, the respective Boards of Directors, Trustees and Managers or members, as applicable, of each of the Purchaser Parties (as defined in Section 9.1) and the Company have each determined that this Agreement and the transactions contemplated hereby, including the REIT Merger (as defined in Section 1.1), are advisable, fair to, and in the best interests of, their respective stockholders, shareholders, members and equity holders, as applicable;

WHEREAS, the Board of Trustees of the Company (the “Company Board”) has adopted resolutions approving this Agreement, the REIT Merger and the other transactions contemplated by this Agreement, and has agreed to recommend that the shareholders of the Company approve this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Company, as general partner of the Operating Partnership, has approved and determined that this Agreement and the transactions contemplated hereby, including the OP Merger, are advisable and in the best interests of the Operating Partnership and its partners;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in Section 9.1; and

WHEREAS, the Company, the Operating Partnership and the Purchaser Parties desire to make certain representations, warranties, covenants and agreements in connection with the REIT Merger, the OP Merger and the other transactions contemplated hereby and also to specify certain conditions to the REIT Merger, the OP Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, each of the Company and the Operating Partnership and each of the Purchaser Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. The Mergers.

(a) OP Merger; Surviving Partnership. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), at the OP Effective Time (as defined in Section 1.3), (i) OP Merger Sub shall be merged with and into the Operating Partnership (the “OP Merger”), (ii) the separate existence of OP Merger Sub shall thereupon cease and (iii) the Operating Partnership shall continue its existence under Delaware law as the surviving entity in the OP Merger (the “Surviving Partnership”), and the separate limited partnership existence of the Operating Partnership with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the OP Merger.

(b) REIT Merger; Surviving Entity. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”) and the Maryland General Corporation Law (the “MGCL”), immediately following the OP Merger and at the REIT Effective Time (as defined in Section 1.3), (i) Merger Sub shall be merged with and into the Company (the “REIT Merger” and, together with the OP Merger, the “Mergers”), (ii) the separate existence of Merger Sub shall thereupon cease and (iii) the Company shall continue its existence under Maryland law as the surviving entity in the REIT Merger (the “Surviving Entity”), and the separate trust existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the REIT Merger.

Section 1.2. Closing. Unless this Agreement shall have terminated and the Mergers shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver (as permitted by applicable Law) of all of the conditions set forth in Article VI hereof, the closing of the OP Merger and the closing of the REIT Merger (such closings are referred to together as the “Closing”) shall take place (a) at the offices of Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, Illinois 60601 as expeditiously as possible but no later than two (2) Business Days after the day on which the last of such conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived (as permitted by applicable Law) in accordance with this Agreement or (b) at such other place and time or on such other date as the Purchaser Parties and the Company may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3. Effective Times of the Mergers.

(a) On the Closing Date and prior to the REIT Effective Time, OP Merger Sub and the Operating Partnership shall execute and file the OP Merger Certificate, in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the OP Merger under, DRULPA. The OP Merger shall become effective when the OP Merger Certificate has been accepted for filing by the office of the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree in writing and specify in the OP Merger Certificate in accordance with DRULPA. The time at which the OP Merger becomes effective is referred to as the “OP Effective Time.”

(b) On the Closing Date and immediately after the OP Effective Time or as soon thereafter as practicable, Merger Sub and the Company shall execute and file the Articles of Merger, in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the REIT Merger under, the Maryland REIT Law and the MGCL. The REIT Merger shall become effective when the Articles of Merger have been accepted for filing by the Maryland Department or at such other subsequent date or time as Parent and the Company may agree in writing and specify in the Articles of Merger in accordance with the Maryland REIT Law and the MGCL. The time at which the REIT Merger becomes effective is referred to as the “REIT Effective Time” and, together with the OP Effective Time, the “Effective Time.”

Section 1.4. Effects of the Mergers. The OP Merger shall have the effects set forth herein and in the applicable provisions of DRULPA. Without limiting the generality of the foregoing sentence, and subject thereto, at the OP Effective Time, all properties, rights, privileges, powers and franchises of the Operating Partnership and OP Merger Sub shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Operating Partnership and OP Merger Sub shall become the debts, liabilities and duties of the Surviving Partnership. The REIT Merger shall have the effects set forth herein and in the applicable provisions of the Maryland REIT Law and the MGCL. Without limiting the generality of the foregoing sentence, and subject thereto, at the REIT Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.5. Surviving Partnership Agreement. The Partnership Agreement shall be amended and restated as of the OP Effective Time in accordance with the instructions of Parent (and subject to the prior consent of the Operating Partnership, which consent shall not be unreasonably withheld) and, as so amended and restated, shall be the agreement of limited partnership of the Surviving Partnership until thereafter modified or amended as provided therein or in accordance with applicable Law.

Section 1.6. Surviving Charter. The articles of amendment and restatement of declaration of trust of the Company in effect immediately prior to the REIT Effective Time shall be, from and after the REIT Effective Time, the declaration of trust of the Surviving Entity (the “Surviving Charter”), until duly changed or amended as provided therein or in accordance with applicable Law.

Section 1.7. Surviving Bylaws. The amended and restated bylaws of the Company in effect immediately prior to the REIT Effective Time shall be, from and after the REIT Effective Time, the bylaws of the Surviving Entity (the “Surviving Bylaws”) until duly changed or amended as provided therein or in accordance with applicable Law.

Section 1.8. Trustees. The parties shall take all requisite action so that the managers of Merger Sub immediately prior to the REIT Effective Time shall be, from and after the REIT Effective Time, the trustees of the Surviving Entity until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws, the Maryland REIT Law and the MGCL.

Section 1.9. Officers. The parties shall take all requisite action so that the officers of Merger Sub immediately prior to the REIT Effective Time shall be, from and after the REIT Effective Time, the officers of the Surviving Entity until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws, the Maryland REIT Law and the MGCL.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK, COMMON

SHARES, WARRANTS, COMPANY OPTIONS AND PARTNERSHIP UNITS

Section 2.1. Effect of REIT Merger on Capital Stock, Common Shares and Warrants. At the REIT Effective Time, by virtue of the REIT Merger and without any action on the part of any of the Purchaser Parties, the Company or the holder of any equity interests of Merger Sub or common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”):

(a) Conversion of Common Shares. Each Common Share (other than Excluded Shares (as defined in Section 2.1(b)) issued and outstanding immediately prior to the REIT Effective Time (including all Common Shares issued after the date of this Agreement and prior to the REIT Effective Time in exchange for LP Units in accordance with the terms of such LP Units) (such Common Shares are each hereinafter referred to as a “Share” and collectively as the “Shares”), shall be converted automatically into the right to receive $6.70 in cash, without interest (the “REIT Merger Consideration”). At the REIT Effective Time, all Shares shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the REIT Effective Time represented Shares (the “Certificates”) shall cease to have any rights with respect to the Shares, other than the right to receive the REIT Merger Consideration per share (without any interest being payable thereon) upon surrender of the Certificates in accordance with Section 2.2.

(b) Cancellation of Certain Common Shares and Purchaser Party-Owned Common Shares. Each Common Share issued and outstanding and owned by the Company, the Operating Partnership, or any of their respective wholly-owned Subsidiaries, or by the Purchaser Parties, or any of their wholly-owned Subsidiaries, immediately prior to the REIT Effective Time (collectively, the “Excluded Shares”) shall be cancelled automatically and shall cease to exist, without payment of any consideration being made in respect thereof.

(c) Conversion of Merger Sub Equity Interests. The equity interests of Merger Sub issued and outstanding immediately prior to the REIT Effective Time shall be converted automatically into and become fully paid and non-assessable common shares of beneficial interest, par value $0.01 per share, of the Surviving Entity (the “Surviving Entity Shares”). The number of Surviving Entity Shares shall be equal to the equity capitalization of Merger Sub divided by $6.70.

(d) Series B Shares. The REIT Merger shall have no effect on the Company’s outstanding Series B Shares and, at and after the REIT Effective Time, the Series B Shares shall be the outstanding Series B Shares of the Surviving Entity.

(e) Warrants. The Company shall take such actions as are necessary to assure that, as of the REIT Effective Time, each Warrant, by virtue of the REIT Merger and without any further action on the part of the Purchaser Parties, the Company or the holder of such Warrant, shall be (i) converted automatically into the right upon exercise to acquire and receive, in lieu of the Common Shares otherwise acquirable and receivable upon the exercise of such Warrant immediately prior to the REIT Effective Time, an aggregate amount in cash, without interest, equal to the product of (x) the per share REIT Merger Consideration and (y) the maximum number of Common Shares subject to such Warrant (after giving effect to the adjustment set forth in clause (ii) of this sentence) (with respect to such Warrant, this product is referred to as the “Warrant REIT Merger Consideration”) and (ii) modified automatically to provide that (x) the Exercise Price (as defined in such Warrant) is adjusted to $6.70 per Common Share (the “Adjusted Exercise Price”) subject to such Warrant and (y) the maximum number of Common Shares subject to such Warrant is adjusted to 559,701 Common Shares in the case of the Series A-2 Share Purchase Warrant, 373,134 Common Shares in the case of the Series B Share Purchase Warrant and 466,418 Common Shares in the case of the Series C Share Purchase Warrant. From and after the REIT Effective Time, the Warrants, as so converted and modified in accordance with this Section 2.1(e), shall be exercisable solely for the per share Warrant REIT Merger Consideration (in exchange for the payment by the holder(s) of the Warrants to the Company of the Adjusted Exercise Price), and shall not be exercisable for the purchase of Common Shares.

(f) Series A Shares. If requested by the Purchaser Parties, the Company shall take such actions as are necessary to convert all issued and outstanding Series A Shares to Common Shares before the REIT Effective Time. Any such converted Common Shares shall be automatically cancelled at the REIT Effective Time in accordance with Section 2.1(b).

(g) Dissenters’ Rights. No dissenters’, appraisal or similar rights shall be available with respect to the REIT Merger.

Section 2.2. Surrender of Certificates.

(a) Paying Agent. Prior to the OP Effective Time, the Purchaser Parties shall (i) select a bank or trust company to act as the paying agent in the OP Merger and the REIT Merger (the “Paying Agent”), and (ii) enter into an agreement with the Paying Agent. The identity of the Paying Agent and the terms and conditions of the agreement with the Paying Agent shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld.

(b) Payment Fund. On the Closing Date and prior to the OP Effective Time, the Company shall deposit with the Paying Agent, (i) subject to Section 3.2 (c)(iii), any unrestricted cash of the Company to the extent required by the Purchaser Parties and (ii) only to the extent the Commercial Properties Sale is completed, the Company’s share of the proceeds from the Commercial Properties Sale, if any, and, on the Closing Date and prior to the OP Effective Time, the Purchaser Parties shall deposit with the Paying Agent such additional amounts as are necessary for the payment of, in each case for the benefit of the holders of Eligible LP Units and Shares for exchange in accordance with this Article II and for the benefit of the holders of Company Options for payment in accordance with Section 2.3(a), the aggregate

OP Merger Consideration, REIT Merger Consideration and Option Merger Consideration. Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.” The Paying Agent shall make payments of the OP Merger Consideration, REIT Merger Consideration and Option Merger Consideration in accordance with this Agreement, the OP Merger Certificate and the Articles of Merger. The Payment Fund shall not be used for any other purpose. Any and all interest earned on the Payment Fund shall be paid to the Surviving Entity.

(c) Payment Procedures.

(i) Letter of Transmittal. Promptly after the REIT Effective Time, but in no event more than five (5) Business Days thereafter, the Surviving Entity shall cause the Paying Agent to mail to each holder of record of a Certificate at the REIT Effective Time (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions (including provisions for the delivery of certificates of non-foreign status) as the Purchaser Parties shall reasonably specify and to which the Company shall reasonably approve prior to the Effective Time and (B) instructions for surrendering the Certificates.

(ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent or such agent or agents as the Purchaser Parties may designate, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent and reasonably approved by the Company prior to the Effective Time (including, if applicable, duly executed certificates of non-foreign status), the holder of such Certificate shall be entitled to receive in exchange therefor the applicable REIT Merger Consideration payable in respect of such Certificate less any required withholding of Taxes in accordance with Section 2.2(e). Any Certificates so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of the Certificates.

(iii) Unregistered Transferees. If any REIT Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the REIT Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents reasonably required to evidence and effect such transfer and (B) the Person requesting such payment (1) pays any applicable transfer taxes or (2) establishes to the reasonable satisfaction of the Purchaser Parties and the Paying Agent that such taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate shall be deemed, except as provided in this Agreement or by applicable Law, from and after the REIT Effective Time, to represent for all purposes solely the right to receive the applicable REIT Merger Consideration in accordance with the terms hereof. Payment of the REIT Merger Consideration upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the Shares formerly represented by it. The Option Merger Consideration paid with respect to Company Options in accordance with this Article II and Section 2.3(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to the cancelled Company Options and on and after the REIT Effective Time the holder of a Company Option shall have no further rights to exercise any Company Option.

(d) No Further Transfers. Upon and after the REIT Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of the Common Shares that were outstanding immediately prior to the REIT Effective Time. If, after the REIT Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged for cash as provided in this Article II.

(e) Required Withholding. The Purchaser Parties and the Paying Agent shall be entitled to deduct and withhold from any REIT Merger Consideration or Option Merger Consideration, as the case may be, payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Code or (ii) any applicable state, local or foreign Tax Laws. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) No Liability. Neither the Purchaser Parties nor the Paying Agent shall be liable to any holder of Certificates or Company Options for any amount properly paid from the Payment Fund or delivered to a public official under any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by the Purchaser Parties. Any interest and other income resulting from such investment shall be deemed property of, and shall be paid promptly to, the Surviving Entity. Any losses resulting from such investment shall not in any way diminish the Purchaser Parties’ obligation to pay the full amount of the aggregate OP Merger Consideration, REIT Merger Consideration and Option Merger Consideration.

(h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Company Options nine (9) months after the REIT Effective Time shall be delivered by the Paying Agent to the Surviving Entity upon demand, which shall hold such amounts for the holders of Certificates or Company Options (to the extent the Option Merger Consideration is payable in respect of such Company Options). Any holder of Certificates or Company Options who has not complied with this Article II shall look thereafter only to the Surviving Corporation for payment of the applicable REIT Merger Consideration or Option Merger Consideration, as the case may be, without interest on such REIT Merger Consideration or Option Merger Consideration and only as general creditors thereof. If any Certificates or Company Options shall not have been surrendered immediately prior to the date on which any REIT Merger Consideration or Option Merger Consideration, as the case may be, would otherwise become subject to any abandoned property, escheat or similar Law, the REIT Merger Consideration or Option Merger Consideration payable in respect of such Certificates or Company Options shall, to the extent permitted by applicable Law and at the option of the Surviving Entity, on the Business Day immediately prior to such date become the property of Surviving Entity, free and clear of any claim or interest of any Person previously entitled thereto.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary form and amount as the Surviving Entity may direct as indemnity against any claim that may be made against the Surviving Entity with respect to the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the REIT Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 2.3. Company Options.

(a) The Company shall take such actions as are necessary to assure that, as of the REIT Effective Time, each option to acquire Common Shares (each, a “Company Option”) issued under the Company Share Incentive Plan and outstanding immediately prior to the REIT Effective Time, whether or not then exercisable or vested, by virtue of the REIT Merger and without any further action on the part of the Purchaser Parties, the Company or the holder of that Company Option, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess of the REIT Merger Consideration per share over the exercise or purchase price per share of such Company Option, and (y) the number of Common Shares subject thereto (the aggregate of such amounts hereinafter referred to as the “Option Merger Consideration”). The payment of the Option Merger Consideration to the holder of a Company Option shall be reduced by any income or employment Tax withholding required under (i) the Code or (ii) any applicable state, local or foreign Tax Laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the holder of that Company Option. At the REIT Effective Time, all Company Options shall be cancelled and the Company Share Incentive Plan shall terminate. The Company shall take such actions as are necessary to ensure that the Company Share Incentive Plan shall terminate as of the REIT Effective Time. All administrative and other rights and authorities granted under the Company Share Incentive Plan to the Company, the Company Board or any committee or designee thereof, shall, following the REIT Effective Time, reside with the Surviving Entity. Notwithstanding the foregoing, if the exercise price per share or unit provided for in any Company Option exceeds the REIT Merger Consideration per share, no cash shall be paid with regard to such Company Option to the holder of such Company Option. Prior to the REIT Effective Time, the Company and the Purchaser Parties shall establish a procedure to effect the surrender of Company Options contemplated by this Section 2.3(a) and payment of the Option Merger Consideration by the Paying Agent out of the Payment Fund.

(b) The Company shall take such actions as are necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual that is an officer or trustee of the Company to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 under the Exchange Act in accordance with the Rule 16b-3 No-Action Letter.

Section 2.4. Restricted Shares. The Company shall take such actions as are necessary so that as of the REIT Effective Time, each restricted Common Share granted by the Company

Board which as of the Closing Date is issued and outstanding but not vested, shall fully vest. At the REIT Effective Time, each issued and outstanding restricted Common Share shall be converted into the right to receive the REIT Merger Consideration as provided in Section 2.1(a).

Section 2.5. Adjustments to REIT Merger Consideration. If during the period between the date of this Agreement and the REIT Effective Time, any change in the outstanding Shares shall occur, including, but not limited to, by reason of any reclassification, recapitalization, share dividend, share split, reverse split or combination, exchange or readjustment of Shares, or any share dividend thereon with a record date during such period (but not as a result of (x) the exercise of (i) outstanding Company Options or (ii) all or any portion of the Warrants, (y) the exchange of any outstanding LP Units for Common Shares or (z) the conversion of Series A Shares to Common Shares pursuant to Section 2.1(f)), the amount per share to be paid to holders of Shares in the REIT Merger Consideration and the holders of Company Options in the Option Merger Consideration shall be appropriately adjusted.

Section 2.6. Effect of OP Merger on the Partnership Units. At the OP Effective Time, by virtue of the OP Merger and without any action on the part of any of the Purchaser Parties, the Operating Partnership or the holders of any of the outstanding equity interests of OP Merger Sub or the Partnership Units:

(a) Conversion of LP Units. Each LP Unit (other than Excluded LP Units (as defined in Section 2.6(b)) issued and outstanding immediately prior to the OP Effective Time (such LP Units are each hereinafter referred to as an “Eligible LP Unit” and collectively, as the “Eligible LP Units”), shall be converted automatically into the right to receive $6.70 in cash, without interest (the “OP Merger Consideration”). At the OP Effective Time, all Eligible LP Units shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the OP Effective Time represented Eligible LP Units (the “LP Unit Certificates”) shall cease to have any rights with respect to the Eligible LP Units, other than the right to receive the OP Merger Consideration per Eligible LP Unit (without any interest being payable thereon) upon surrender of the LP Unit Certificates in accordance with Section 2.7.

(b) Cancellation of Certain LP Units and Purchaser Party-Owned Partnership Units. Each LP Unit issued and outstanding and owned by the Company, the Operating Partnership, or any of their respective wholly-owned Subsidiaries, or by the Purchaser Parties, or any of their wholly-owned Subsidiaries, immediately prior to the OP Effective Time (collectively, the “Excluded LP Units”) shall be cancelled automatically and shall cease to exist, without payment of any consideration being made in respect thereof.

(c) Conversion of Equity Interests of OP Merger Sub. The equity interests of OP Merger Sub issued and outstanding immediately prior to the OP Effective Time shall be converted into units of limited partner interest in the Surviving Partnership (the “Surviving Partnership LP Units”). The number of Surviving Partnership LP Units shall be equal to the equity capitalization of OP Merger Sub divided by $6.70.

(d) Series B Preferred Units. The OP Merger shall have no effect on the Operating Partnership’s outstanding Series B Preferred Units, and at and after the OP Effective Time, the Series B Preferred Units shall be the outstanding Series B Preferred Units of the Surviving Partnership.

(e) Series A Preferred Units. If requested by the Purchaser Parties, the Company shall take such actions as are necessary to convert all issued and outstanding Series A Preferred Units to LP Units before the OP Effective Time. Any such converted LP Units shall be automatically cancelled at the OP Effective Time in accordance with Section 2.6(b).

(f) Dissenters’ Rights. No dissenters’, appraisal or similar rights shall be available with respect to the OP Merger.

(g) Adjustments to OP Merger Consideration. If during the period between the date of this Agreement and the OP Effective Time, any change in the outstanding LP Units shall occur, including, but not limited to, by reason of any reclassification, recapitalization, equity distribution, equity split, reverse split or combination, exchange or readjustment of LP Units, or any equity dividend thereon with a record date during such period (but not as a result of (x) the exchange of any outstanding LP Units for Common Shares or (y) the conversion of Series A Preferred Units to LP Units pursuant to Section 2.6(e)), the amount per LP Unit to be paid to holders of Eligible LP Units in the OP Merger Consideration shall be appropriately adjusted.

(h) Required Withholding. The Purchaser Parties, the Operating Partnership and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any OP Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Code or (ii) any applicable state, local or foreign Tax Laws. To the extent amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7. Procedures for Exchange of Eligible LP Units in the OP Merger. The provisions of Section 2.2, including the Payment Fund and payment procedures and the right of the Purchaser Parties to request certificates of non-foreign status pursuant to Section 2.2(c), shall apply to the Eligible LP Units with respect to the OP Merger, except where such provisions are clearly applicable only to the Certificates and except as otherwise provided in Section 2.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Company. Unless expressly set forth herein, none of the representations and warranties of the Company contained herein, other than those contained in Section 3.1(o), are made with respect to any Company Property which is the subject of the Industrial Sale Agreement and all representations and warranties of the Company are made as if the transactions contemplated thereby were consummated prior to the date of this Agreement, and except as set forth in the disclosure letter delivered by the Company to the Purchaser Parties in connection with the execution of this Agreement (the “Company Disclosure Letter”), which identifies exceptions by specific Section references, the Company represents and warrants to each of the Purchaser Parties as follows as of the date of this Agreement:

(a) Organization, Standing and Trust Power of the Company. The Company is duly organized, validly existing as a real estate investment trust and in good standing under the Laws of the State of Maryland and has the requisite trust power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties and other assets or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not constitute a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company’s Articles of Amendment and Restatement of Declaration of Trust, including such articles supplementary thereto (the “Company Charter”) and amended and restated by-laws (the “Company By-laws”). The Company Charter and the Company By-laws are each in full force and effect as of the date hereof. Each jurisdiction in which the Company is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Section 3.1(a) of the Company Disclosure Letter.

(b) Company Subsidiaries; Interests in Other Persons.

(i) Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted. Each Company Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties and other assets or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not constitute a Company Material Adverse Effect. All outstanding shares of stock of each Company Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights and are owned by the Company and/or another Company Subsidiary, except as disclosed in Section 3.1(b)(i) of the Company Disclosure Letter, and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and are not subject to any option or right to purchase any such shares of stock except as disclosed in Section 3.1(b)(i) of the Company Disclosure Letter and Liens securing mezzanine debt as disclosed in Section 3.1(b)(i) of the Company Disclosure Letter. All equity interests in each Company Subsidiary that is a partnership, limited liability company, trust or other entity have been duly authorized and are validly issued and are owned by the Company and/or another Company

Subsidiary, except as disclosed in Section 3.1(b)(i) of the Company Disclosure Letter, and are so owned free and clear of all Liens and are not subject to any option or right to purchase any such equity interest except as disclosed in Section 3.1(b)(i) of the Company Disclosure Letter and Liens securing mezzanine debt as disclosed in Section 3.1(b)(i) of the Company Disclosure Letter. The Company has heretofore made available to each of the Purchaser Parties complete and correct copies of the charter, by-laws or other organizational documents of each of the Company Subsidiaries, each as amended to date and each as in full force and effect as of the date hereof. Section 3.1(b)(i) of the Company Disclosure Letter sets forth (A) all Company Subsidiaries and their respective jurisdictions of incorporation or organization, (B) each owner and the respective amount of such owner’s equity interests in each Company Subsidiary and (C) a list of each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and each assumed name under which each such Company Subsidiary conducts business in any jurisdiction.

(ii) Except as disclosed in Section 3.1(b)(ii) of the Company Disclosure Letter (the “Company Other Interests”), neither the Company nor any of the Company Subsidiaries owns any stock or other ownership interest in any Person.

(c) Capital Structure.

(i) Shares of Beneficial Interest.

(A) As of the date of this Agreement, the authorized shares of beneficial interest of the Company consist of (1) 100,000,000 Common Shares, (2) 65,000,000 excess shares, par value $0.01 per share, and (3) 30,000,000 preferred shares, par value $0.01 per share. The Company’s preferred shares have been designated as set forth in Section 3.1(c)(i)(A) of the Company Disclosure Letter.

(B) As of the date of this Agreement, (1) 23,681,371 Common Shares are issued and outstanding, (2) 2,000,000 Series A Shares are issued and outstanding and (3) 4,000,000 Series B Shares are issued and outstanding. As of the date of this Agreement, one hundred percent (100%) of the issued and outstanding Series A Shares are owned by the Operating Partnership.

(C) As of the date of this Agreement, (1) 939,983 Common Shares are reserved for issuance upon exercise of outstanding Company Options and 1,771,027 additional Common Shares are reserved for issuance under the Prime Group Realty Trust Share Incentive Plan (the “Company Share Incentive Plan”), (2) 3,076,586 Common Shares are reserved for issuance upon exchange of LP Units for Common Shares pursuant to the Partnership Agreement and (3) 1,000,000 Common Shares are reserved for issuance upon exercise of the Warrants.

(D) Except as set forth in this Section 3.1(c) or in Section 3.1(c)(i)(D) of the Company Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of beneficial interest or other voting securities of the Company; (2) no restricted Company Shares, performance share awards or dividend equivalent rights relating to the equity interests of the Company or the Operating Partnership; (3) no securities of the Company or any Company Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of beneficial interest or other voting securities of the Company or any Company Subsidiary; and (4) no subscriptions, options, warrants, conversion rights, stock appreciation rights, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which the Company or any Company Subsidiary is a party or by which it is bound in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of beneficial interest or other voting securities of the Company or of any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement. All outstanding Company Shares are, and all Company Shares reserved for issuance will be, upon issuance, in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(E) Except as set forth in Section 3.1(c)(i)(E) of the Company Disclosure Letter, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

(F) As of the date of this Agreement, the aggregate unpaid quarterly distributions on the Series B Shares for quarters ended prior to the date of this Agreement are $13,500,000.

(ii) Partnership Units.

(A) As of the date of this Agreement, 23,681,371 units of general partner interest in the Operating Partnership (the “GP Units”), 3,076,586 LP Units, 2,000,000 Series A preferred units in the Operating Partnership (the “Series A Preferred Units”), and 4,000,000 Series B preferred units in the Operating Partnership (the “Series B Preferred Units”), are validly issued and outstanding, are not subject to preemptive rights and any capital contribution required to be made by the holders thereof has been made.

(B) The Company is the sole general partner of the Operating Partnership as of the date of this Agreement and holds (1) 23,681,371 GP Units, representing 100% of the outstanding GP Units in the Operating Partnership, (2) 2,000,000 Series A Preferred Units, representing 100% of the outstanding Series A Preferred Units, and (3) 4,000,000 Series B Preferred Units, representing 100% of the outstanding Series B Preferred Units. Section 3.1(c)(ii)(B) of the Company Disclosure Letter sets forth the name, number and class of LP Units held by each partner in the Operating Partnership.

(C) Each LP Unit may, under certain circumstances and subject to certain conditions set forth in the Partnership Agreement, be converted to Common Shares on a one-for-one basis. As of the date of this Agreement, no notice has been received by the Company or the Operating Partnership of the exercise of any of the rights described in this paragraph (C), which are not reflected in this Section 3.1(c).

(iii) Miscellaneous. Except as set forth in Section 3.1(c)(iii) of the Company Disclosure Letter, no holder of securities in the Company or any Company Subsidiary has any right to have such securities registered by the Company or any Company Subsidiary, as the case may be.

(d) Authority; No Violations; Consents and Approval; LP Units.

(i) The Company has all requisite power and authority to enter into the Transaction Documents and to consummate the Transactions, subject, solely with respect to the consummation of the Mergers, to receipt of the Company Shareholder Approval and the Partnership Unitholder Approval and the acceptance for recording of the Articles of Merger by the Maryland Department and the OP Merger Certificate by the Secretary of State of Delaware. Each Company Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the Transactions. The execution and delivery of the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company and each applicable Company Subsidiary, subject, solely with respect to the consummation of the Mergers, to receipt of the Company Shareholder Approval and the Partnership Unitholder Approval. The Transaction Documents have been duly executed and delivered by the Company and each applicable Company Subsidiary and, subject, solely with respect to the consummation of the Mergers, to receipt of the Company Shareholder Approval and the Partnership Unitholder Approval, constitute valid and binding obligations of the Company and each applicable Company Subsidiary, enforceable against the Company and each applicable Company Subsidiary in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and by the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(ii) Except as set forth in Section 3.1(d)(ii) of the Company Disclosure Letter and except, solely with respect to the consummation of the Mergers, for the Company Shareholder Approval and the Partnership Unitholder Approval, the execution and delivery of the Transaction Documents by the Company and each applicable Company Subsidiary do not, and the consummation of the Transactions, and compliance with the provisions hereof or thereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries under, or require the consent or approval of any third party or otherwise result in a detriment or default to the Company or any of the Company Subsidiaries pursuant to any provision of (A) the Company Charter or the Company By-laws or any provision of the comparable charter or organizational documents of any of the Company Subsidiaries, (B) except for Triggered Agreements (as defined below), any lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of the Company Subsidiaries, or their respective properties or assets or any guarantee by the Company or any of the Company Subsidiaries of any of the foregoing, other than any loan or credit agreement, note, bond, mortgage, indenture or other loan document, (it being understood that no representation is being given as to whether the Surviving Entity and the Company Subsidiaries will be in compliance with any covenants contained therein following the REIT Merger or the OP Merger), (C) any joint venture or other ownership arrangement, except for Triggered Agreements, or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Company Shareholder Approval is obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of the Company Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) (except with respect to the Triggered Agreements), (C) (except with respect to the Triggered Agreements) and (D), any such conflicts, violations, defaults, rights, Liens, detriments, or failure to obtain any such consents that, individually or in the aggregate, would not constitute a Company Material Adverse Effect. For the purposes of this Agreement, the term “Triggered Agreements” means the agreements identified as “Triggered Agreements” in Section 3.1(d)(ii) of the Company Disclosure Letter. Notwithstanding the foregoing and anything else in this Agreement to the contrary, (x) the Company is making no representation or warranty regarding the necessity to obtain the consent, waiver or approval of any lender pursuant to any loan or credit agreement, note, bond, mortgage, indenture or other loan document in connection with the transactions contemplated by this Agreement, (y) the Company shall not be responsible for obtaining any such consent, waiver or approval, if required, and (z) in no event shall the receipt by any party of any consent, waiver or approval, compliance with any notice provision pursuant to, or amendment or modification of, any loan or credit agreement, note, bond, mortgage, indenture, other loan document or the Triggered Agreements be in any manner whatsoever a condition to the parties’ obligations to close the transaction contemplated by this Agreement.

(iii) Except as set forth in Section 3.1(d)(iii) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company and each of the applicable Company Subsidiaries or the consummation by the Company or the applicable Company Subsidiaries of the Transactions, except for: (A) the filing of the Articles of Merger with the Maryland Department and the OP Merger Certificate with the Secretary of State of Delaware; (B) the filing with the SEC of (1) a proxy statement (together with any amendment thereof or supplement thereto, the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the approval of this Agreement and the REIT Merger (the “Company Shareholders Meeting”); (2) any other documents otherwise required to be filed in connection with this Agreement and the transactions contemplated hereby; and (3) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby or thereby; (C) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, Takeover Statute or Environmental Law (as defined in Section 3.1(o)) as more specifically described in Section 3.1(d)(iii) of the Company Disclosure Letter; (D) the filing, if applicable, of a pre-merger notification and report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; and (E) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(iv) The holders of the Series B Shares will not have any right to (A) cause the redemption of the Series B Shares, (B) exchange the Series B Shares for any other securities or (C) convert, redeem or receive a distribution with respect to the Series B Shares (other than (1) a distribution in an amount necessary to pay the full cumulative distributions for all past distribution periods to the extent then not previously paid and (2) a distribution representing the full quarterly distribution for the calendar quarter in which the Closing occurs) as a result of the Mergers or the other transactions contemplated by the Transaction Documents.

(e) SEC Documents.

(i) The Company has made available (including via filings with EDGAR) to each of the Purchaser Parties a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 2002 and prior to or on the date hereof (the “Company SEC Documents”). As of their respective filing dates, (A) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement. The Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents; provided, however, that no representation or warranty is made as to outstanding and unresolved comments from the SEC regarding any post-effective amendment to the Company’s effective registration statement on Form S-11 (Registration No. 333-115640) filed after the date hereof. None of the Company SEC Documents is the subject of any confidential treatment request by the Company. The consolidated financial statements of the Company (including the notes thereto) included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented in all material respects, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations and the consolidated statements of cash flows of the Company and the Company Subsidiaries for the periods presented therein. No Company Subsidiary is required to make any filings with the SEC.

(ii) The GP Units and LP Units are not registered under Section 12 of the Exchange Act.

(f) Absence of Certain Changes or Events. Except as disclosed or reflected in the Company SEC Documents or as disclosed in Section 3.1(f) of the Company Disclosure Letter, since December 31, 2003, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company Shares; (B) any amendment of any term of any outstanding equity security of the Company or any Company Subsidiary; (C) any repurchase, redemption or other acquisition by Company or any Company Subsidiary of any outstanding shares of beneficial interest or stock or other equity securities of, or other ownership interests in, the Company or any Company Subsidiary; (D) any material change in any method of accounting or accounting practice or any material change in any tax method or election by the Company or any Company Subsidiary; (E) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or director of the Company; or (F) any change, event, effect, damage, destruction or loss relating to the business or operations of the Company that has had, or could reasonably be expected to have, a Company Material Adverse Effect and (ii) any split, combination or reclassification of any of the Company Shares or the LP Units, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, Company Shares or LP Units or any issuance of an ownership interest in any Company Subsidiary.

(g) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents or Section 3.1(g) of the Company Disclosure Letter or as otherwise could not reasonably be expected to have a Company Material Adverse Effect, there are no liabilities of the Company or any of the Company Subsidiaries, whether accrued, contingent, absolute or determined, other than: (i) liabilities adequately provided for or disclosed on the balance sheet of the Company dated as of December 31, 2003 contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of the Company or (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2003.

(h) No Default. Neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (A) the Company Charter or the Company By-laws or the comparable charter or organizational documents of any of the Company Subsidiaries, (B) any loan or credit agreement or note, including, but not limited to, the Triggered Agreements or any bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of the Company Subsidiaries is now a party or by which Company or any of the Company Subsidiaries or any of their respective properties or assets is bound, or (C) any order, writ, injunction or decree applicable to the Company or any of the Company Subsidiaries, except, in the case of clauses (B) and (C) for defaults or violations which, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(i) Compliance with Applicable Laws. The Company and the Company Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of, from and with all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of each of the Company Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or as would not constitute a Company Material Adverse Effect, the businesses of the Company and the Company Subsidiaries are not being conducted in violation of any Law of any Governmental Entity. No investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the Knowledge of the Company, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(j) Litigation. Except as disclosed in the Company SEC Documents or as disclosed in Section 3.1(j) of the Company Disclosure Letter and except for routine litigation arising from the ordinary course of business of the Company and the Company Subsidiaries which is adequately covered by insurance (subject to applicable deductibles), there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending in which service of process or written notice, as applicable, has been received by an officer of the Company or, to the Knowledge of the Company, threatened in writing to an officer of the Company and against or affecting the Company or any Company Subsidiary that could reasonably be expected to constitute a Company Material Adverse Effect, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary which (A) could, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, (B) would cause any of the transactions contemplated by the Transaction Documents to be rescinded following their consummation, including, without limitation, the REIT Merger and OP Merger or (C) would materially adversely affect the rights of any Purchaser Party to own the Company’s or any Company Subsidiary’s assets and to operate the Company’s or any Company Subsidiary’s business.

(k) Taxes.

(i) (A) Each of the Company and the Company Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so or otherwise permitted by Law), (B) each such Tax Return was, at the time filed, true, correct and complete in all material respects and (C) each of the Company and the Company Subsidiaries has paid (or the Company has paid on behalf of such Company Subsidiary), within the time and in the manner prescribed by Law, all Taxes that are shown to be due and payable as reflected on such Tax Returns. The most recent financial statements contained in the Company SEC documents filed with the SEC prior to the date of this Agreement reflect adequate accrued liabilities for all material Taxes due and payable by the Company and the Company Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. To the Knowledge of the Company, the Company and the Company Subsidiaries (as a group) have established on their books and records reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which the Company or any Company Subsidiary is liable but are not yet due and payable. Since the date of the most recent audited financial statements included in the Company SEC Documents, (A) the Company has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code or IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T, including, without limitation, any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and (B) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. Except as set forth in Section 3.1(k) of the Company Disclosure Letter, no deficiencies for material Taxes have been asserted or assessed in writing by a Governmental Entity against the Company or any of the Company Subsidiaries which have not been paid or remain pending, including claims by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns, and no requests for waivers of the time to assess any such material Taxes have been granted and remain in effect or are pending.

(ii) The Company (A) for each taxable year of the Company’s existence through its taxable year ended December 31, 2003, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated consistent with the requirements for qualification and taxation as a REIT for the period from December 31, 2003 through the date hereof, and (C) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no such challenge is pending, or to the Company’s Knowledge, threatened. Except as set forth in Section 3.1(k)(ii) of the Company Disclosure Letter, the assets owned by the Company and the Company Subsidiaries on the date hereof are comprised of assets described in Section 856(c)(4) of the Code. Each Company Subsidiary which files Tax Returns as a partnership for federal income tax purposes has since its inception or acquisition by the Company been classified for federal income tax purposes as a partnership and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for federal income tax purposes under Section 7704(a) of the Code. Each Company Subsidiary which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code. Neither the Company nor any Company Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5t or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code.

(iii) As of the date of this Agreement, the Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(iv) All material Taxes which the Company or the Company Subsidiaries are required by Law to withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no Liens for material Taxes upon the assets of the Company or the Company Subsidiaries except for statutory Liens for Taxes not yet due.

(v) For periods beginning after December 31, 1997, except as set forth in Section 3.1(k)(v) of the Company Disclosure Letter, (a) the Tax Returns of the Company or any current Company Subsidiary have not been audited by any federal or state income taxing authority and (b) there are no audits by and contests with any taxing authority currently being conducted about which the Company has been notified with regard to material Taxes or Tax Returns of the Company or any Company Subsidiary and there are no audits pending with or proposed by any taxing authority about which the Company has been notified with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary.

(vi) Except as set forth in Section 3.1(k)(vi) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or sharing agreement.

(vii) Except as set forth in Section 3.1(k)(vii) of the Company Disclosure Letter, the Company does not have any material liability for the Taxes of any Person other than the Company and the Company Subsidiaries, and none of the Company Subsidiaries have any material liability for the Taxes of any Person other than the Company and the Company Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by contract.

(viii) Except as set forth in Section 3.1(k)(viii) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company and the Company Subsidiaries have disclosed to the IRS all positions taken on their federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

(ix) Except as set forth in Section 3.1(k)(ix) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has applied for, received or has pending a Tax Ruling or commenced negotiations or entered into a Closing Agreement with any taxing authority. As defined herein, “Tax Ruling” means a written ruling of a taxing authority relating to Taxes, and “Closing Agreement” means a written and legally binding agreement with a taxing authority relating to Taxes.

(l) Pension and Benefit Plans; ERISA.

(i) Each “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Company or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) or to which the Company or any Company ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing Date (the “Company Pension Plans”) intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS or is maintained under a prototype plan approved by the IRS with respect to which the Company or the Company ERISA Affiliates may rely on the opinion letter issued to the prototype sponsor as to such Company Pension Plan’s qualified status and, to the Knowledge of the Company, nothing has occurred with respect to the operation of such Company Pension Plan that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code;

(ii) Except as set forth in Section 3.1(l)(ii) of the Company Disclosure Letter, neither the Company nor any Company ERISA Affiliate currently sponsors, contributes to, maintains or has liability (whether contingent or otherwise) under (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA;

(iii) There is no material violation of ERISA or the Code with respect to (A) the filing of applicable reports, documents and notices with the Secretary of Labor and the Secretary of the Treasury regarding all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries has any liability or the Company Pension Plans (all such plans, including Company Pension Plans, being hereinafter referred to as the “Company Employee Benefit Plans”) or (B) the furnishing of such documents to the participants or beneficiaries of one or more of the Company Employee Benefit Plans;

(iv) Each Company Employee Benefit Plan is listed in Section 3.1(l)(iv) of the Company Disclosure Letter, and true and complete copies of which have been made available to the Purchaser Parties, as have the related trust (or other funding or financing arrangement) and all amendments thereto, the most recent summary plan descriptions, administrative service agreements, Form 5500s and, with respect to any Company Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current IRS determination letter or opinion letter;

(v) Except as set forth in Section 3.1(l)(v) of the Company Disclosure Letter, each of the Company Employee Benefit Plans is, and its administration is and has been, in material compliance with, and, none of the Company nor any of the Company ERISA Affiliates has received any written claim, notice or information that any such Company Employee Benefit Plan is not in compliance with, its terms and all applicable Laws regulations and rulings, including, without limitation, the requirements of ERISA. Except as described in Section 3.1(l)(v) of the Company Disclosure Letter, there is no material liability for breaches of fiduciary duty in connection with any of the Company Employee Benefit Plans, and neither Company nor any of the Company Subsidiaries or any “party in interest” or “disqualified person” with respect to any of the Company Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(vi) There are no actions, disputes, suits, claims, arbitrations or legal, administrative or other proceedings or governmental investigations pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened in writing alleging any breach of the terms of any Company Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Company Employee Benefit Plan that could reasonably be expected to constitute a Company Material Adverse Effect;

(vii) Except for the payments contemplated by Section 2.3 and except as described in Section 3.1(k)(vii), Section 3.1(k)(viii) or Section 3.1(l)(xiv) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of the Company Subsidiaries; (B) increase any benefits otherwise payable under any Company Employee Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (D) otherwise result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of the Company Subsidiaries;

(viii) Except as set forth in Section 3.1(l)(viii) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any consulting agreement or arrangement, whether oral or written, with any Person not an employee of the Company or any Company Subsidiary involving annual compensation in excess of $100,000 other than legal, audit, accounting and tax services performed in the ordinary course of business;

(ix) All contributions, premiums and other payments required by Law or any Company Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation as of the Closing Date (except for premiums in the ordinary course of business); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or Company ERISA Affiliates to, under or on account of each Company Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements;

(x) Except as set forth in Section 3.1(l)(x) of the Company Disclosure Letter, no Company Employee Benefit Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by Law. The Company and the Company ERISA Affiliates have complied in all material respects with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under Company Employee Benefit Plans;

(xi) Except as set forth in Section 3.1(l)(xi) of the Company Disclosure Letter, no amount has been paid by the Company or any of the Company ERISA Affiliates, and no amount is expected to be paid by the Company or any of the Company ERISA Affiliates, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor;

(xii) Except as set forth in Section 3.1(l)(xii) of the Company Disclosure Letter and without limiting any other provision of this Section 3.1(l), no event has occurred and no condition exists, with respect to any Company Employee Benefit Plan, that has subjected or could subject the Company or any Company ERISA Affiliate, or any Company Employee Benefit Plan or any successor thereto, to any Tax, fine, penalty or other liability (other than, in the case of the Company, a Company ERISA Affiliate and the Company Employee Benefit Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Company Employee Benefit Plan with respect to employees of the Company and the Company Subsidiaries), other than such event or condition that would not constitute a

Company Material Adverse Effect. No plan other than a Company Employee Benefit Plan is or will be directly or indirectly binding on the Purchaser Parties by virtue of the transactions contemplated hereby. Except as set forth in Section 3.1(l)(xii) of the Company Disclosure Letter, the Purchaser Parties and their Affiliates, including on and after the Closing Date, the Company and any Company ERISA Affiliate, to the Knowledge of the Company, shall have no liability for, under, with respect to or otherwise in connection with any plan, which liability arises under ERISA or the Code, by virtue of the Company or any Company Subsidiary being aggregated in a controlled group or affiliated service group with any Company ERISA Affiliate for purposes of ERISA or the Code at any relevant time prior to the Closing Date (other than a liability from providing benefits arising in the ordinary course of business);

(xiii) Each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety by the Company or the Surviving Entity without liability except as to benefits accrued thereunder prior to amendment or termination, subject to the applicable requirements of ERISA and the Code; and

(xiv) All individual employment, termination, severance, change in control, retention bonus, post-employment, non-competition and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement, which are between the Company or a Company Subsidiary and any current or former director, officer or employee thereof and which are in effect as of the date hereof which will exist prior to the Closing, including the name and title of such current or former director, officer or employee, the type of agreement and the amount of any estimated severance payment (including estimated gross up if applicable) owed thereunder due solely to the transactions contemplated by this Agreement, are listed in Section 3.1(l)(xiv) of the Company Disclosure Letter (collectively, the “Company Severance Agreements”) and have been made available to the Purchaser Parties.

(m) Labor Matters. Except as disclosed in the Company SEC Documents or Section 3.1(m) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect:

(i) Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and neither the Company nor any of the Company Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

(iii) Except as otherwise provided above, there is no complaint, lawsuit or proceeding before any Governmental Entity of competent jurisdiction by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries.

(iv) There is no strike, slowdown, work stoppage or lockout with respect to the employees of the Company or the Company Subsidiaries pending, or, to the Knowledge of the Company, threatened in writing, against or involving the Company or any of the Company Subsidiaries.

(v) To the Knowledge of the Company, the employees of the Company and the Company Subsidiaries are lawfully authorized to work in the United States according to federal immigration Laws.

(vi) To the Knowledge of the Company, the Company and each of the Company Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

(vii) As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened in writing, with respect to which any current or former director, officer, employee or agent of the Company or any of the Company Subsidiaries is claiming indemnification from the Company or any of the Company Subsidiaries.

(n) Intangible Property. The Company and the Company Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights currently used in the operation of the businesses of each of the Company and the Company Subsidiaries (collectively, the “Company Intangible Property”), except where the failure to possess or have adequate rights to use such property, individually or in the aggregate, would not constitute a Company Material Adverse Effect. All of the Company Intangible Property is owned or licensed by the Company or the Company Subsidiaries free and clear of any and all Liens, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, and neither the Company nor any such Company Subsidiary has forfeited or otherwise relinquished any Company Intangible Property. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, to the Knowledge of the Company, the use of Company Intangible Property by the Company or the Company Subsidiaries does not in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person. Except as set forth in Section 3.1(n) of the Company Disclosure Letter, to the Knowledge of the Company, there have been no claims made, and neither the Company nor any of the Company Subsidiaries has received any notice of any claim nor does the Company otherwise have Knowledge that any of the Company

Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(o) Environmental Matters. For purposes of this Agreement, (x) “Environmental Law” means any applicable Law of any Governmental Entity relating to the protection of human health and safety as it relates to exposure to Hazardous Material or the environment, (y) “Hazardous Material” means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls (“PCBs”), (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” “contaminant” or words of similar import, or regulated as such, under CERCLA, The Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act or any other environmental law, and (z) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, dispersing, migrating, dumping or disposing into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through or into the air, soil, surface water, or groundwater. All representations and warranties regarding environmental matters are contained exclusively in this Section 3.1(o). Except as disclosed in Section 3.1(o) of the Company Disclosure Letter and except as would not constitute a Company Material Adverse Effect:

(i) No administrative or compliance order has been issued that is still in effect, no complaint has been filed that has not been resolved, no penalty has been assessed that has not been paid and no investigation or review is pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any alleged failure by the Company or any Company Subsidiary (x) to have any Company Permit required under any Environmental Law or (y) with respect to any treatment, storage, recycling, transportation, disposal, Release or threatened Release by the Company or any Company Subsidiary, on any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, of any Hazardous Material.

(ii) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any owner or lessee of any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, has used, generated, stored, treated or handled any Hazardous Material on such property, except in compliance with Environmental Laws. To the Knowledge of the Company, (A) there are no asbestos-containing materials present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary, (B) there are no PCBs present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary, except in each case where in compliance with Environmental Laws.

(iii) Neither the Company nor any of the Company Subsidiaries has received notice of a claim, investigation, litigation, proceeding, notice of violation, complaint, or request for information that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release or threatened Release of a Hazardous Material into the environment at any property currently or formerly owned, leased or operated by the Company or a Company Subsidiary, and, to the Knowledge of the Company, there is no reasonable basis for such claim, investigation, litigation, proceeding, notice of violation, complaint, or request for information.

(iv) Neither the Company nor any Company Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that has resulted in actual, or to the Knowledge of the Company, threatened in writing claims against the Company or any Company Subsidiary related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder (“CERCLA”) and, to the Knowledge of the Company, there is no reasonable basis for such claim. All Hazardous Material which has been removed from any property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary has been handled, transported and disposed of in compliance with Environmental Laws.

(v) The Company has made notification of any and all Releases and threatened Releases of a Hazardous Material where required by applicable Environmental Law, and neither the Company nor any Company Subsidiary has received any written notice that its property now or previously owned, leased or operated by the Company or any Company Subsidiary, is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites where such listing requires investigation or clean-up.

(vi) There are no Liens threatened or attached to any Company Property (as defined in Section 3.1(p)(i)(A)) arising under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the Knowledge of the Company, is in process which could subject any of such properties to such Liens. Neither the Company nor any Company Subsidiary currently has a duty under any applicable Environmental Law to place any restriction on use relating to the presence of Hazardous Material at any such Company Property.

(vii) Neither the Company nor any Company Subsidiary has entered into any agreement which is still in effect to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned, leased or operated by the Company or a Company Subsidiary.

(viii) The Company and all Company Subsidiaries are in compliance with all Environmental Laws at, in, on or under any of their owned or leased properties.

(ix) To the Knowledge of the Company, there has been no Release or threatened Release of Hazardous Material in violation of any Environmental Law on any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary or on adjacent parcels of real estate.

(p) Properties.

(i) (A) Except as listed in Section 3.1(p)(i)(A) of the Company Disclosure Letter, the Company or a Company Subsidiary owns fee simple title to, or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of the Company included in the Company SEC Documents and as identified in Section 3.1(p)(i)(A) of the Company Disclosure Letter (each, a “Company Property” and collectively, the “Company Properties”), which are all of the real estate properties owned by them, free and clear of Liens except for (1) debt and other matters identified in Section 3.1(p)(i)(A)(1) of the Company Disclosure Letter, (2) inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress), (4) leases, reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or surveys (excluding outstanding indebtedness listed in Section 3.1(p)(i)(A)(1) of the Company Disclosure Letter) and (5) real estate Taxes and special assessments; (B) except as listed in Section 3.1(p)(i)(B) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect, none of the Company Properties is subject to any rights of way, written agreements or reservations of an interest in title (collectively, “Company Property Restrictions”), except for (1) Company Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, (2) leases on the Rent Roll, reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or surveys (excluding outstanding indebtedness listed in Section 3.1(p)(i)(A)(1) of the Company Disclosure Letter) and (3) real estate Taxes and special assessments; (C) except as listed in Section 3.1(p)(i)(C) of the Company Disclosure Letter, valid policies of title insurance have been issued insuring the Company’s or a Company Subsidiary’s or a predecessor in interest’s fee simple title or leasehold estate to the Company Properties except as noted therein, and such policies are, at the date of this Agreement, in full force and effect and no claim has been made against any such policy; (D) except as listed in Section 3.1(p)(i)(D) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties (collectively, the “Property Agreements”) that has not been obtained and is not in full force and effect; (E) except as listed in Section 3.1(p)(i)(E) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice of, or has any Knowledge of, any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity that has not otherwise been resolved; (F) except as listed in Section 3.1(p)(i)(F) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice to the effect, or has any Knowledge, that there are any, and there are no, (1) condemnation or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened with respect to any portion of any of the Company Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas; (G) except as listed in Section 3.1(p)(i)(G) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice that it is currently in default or violation of any Company Property Restrictions; and (H) except as listed in Section 3.1(p)(i)(H) of the Company Disclosure Letter or as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice, and has no Knowledge, that it is currently in default of any Property Agreements.

(ii) Except for discrepancies that would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all properties currently under development or construction (other than in connection with tenant improvements) by the Company or any of the Company Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company or any of the Company Subsidiaries are listed as such in Section 3.1(p)(ii) of the Company Disclosure Letter. Except for discrepancies that would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all executory agreements entered into by the Company or any of the Company Subsidiaries which would require payments by the Company or any Company Subsidiary in excess of $150,000, individually, relating to the development or construction of real estate properties (other than agreements for tenant improvements, leases, accounting, legal or other professional services or agreements for material or labor) are listed in Section 3.1(v)(i) of the Company Disclosure Letter.

(iii) The rent roll for each of the Company Properties (the “Rent Roll”) as of a date not more than 30 days prior to the date of this Agreement has been provided or made available to the Purchaser Parties. Except as disclosed in Section 3.1(p)(iii) of the Company Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not constitute a Company Material Adverse Effect, the information set forth in the Rent Roll is true, correct and complete as of the date thereof. Except as disclosed in Section 3.1(p)(iii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary, on the one hand, nor any other party, on the other hand, is in monetary default under any lease which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(iv) Section 3.1(p)(iv) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all material leases which have been executed, but are either not yet included on the Rent Roll or relate to property not yet open for business.

(v) Except as disclosed in Section 3.1(p)(v) of the Company Disclosure Letter, no tenants have been granted options to purchase, rights of first refusal or rights to terminate their leases under their applicable leases which would require consent or be triggered by the REIT Merger or the OP Merger. Section 3.1(p)(v) of the Company Disclosure Letter sets forth a complete list of Company leases in excess of 20,000 square feet per lease that grant tenants the right to terminate their leases prior to expiration without lessor default under their applicable leases.

(vi) Section 3.1(p)(vi) of the Company Disclosure Letter contains a list of any unfunded tenant improvements due from the Company or any Company Subsidiary in excess of $200,000 with respect to any one tenant.

(vii) Except as set forth in Section 3.1(p)(vii) of the Company Disclosure Letter, there are no written agreements which restrict the Company or any Company Subsidiary from transferring any of the Company Properties.

(viii) Except as set forth in Section 3.1(p)(i)(A)(1) of the Company Disclosure Letter, the Company and each of the Company Subsidiaries have good and sufficient title to, or are permitted to use under valid and existing leases, all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of December 31, 2003, except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens and encumbrances, except such as are reflected on the consolidated balance sheet of the Company as of December 31, 2003, and the notes thereto, and except for Liens for current taxes not yet due and payable, and Liens or encumbrances which are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title or leasehold interest, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or as would not otherwise constitute a Company Material Adverse Effect.

(q) Insurance. Section 3.1(q) of the Company Disclosure Letter sets forth an insurance schedule of the Company. The Company and each of the Company Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of the Company Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth in Section 3.1(q) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy of the Company or any of the Company Subsidiaries.

(r) Opinion of Financial Advisor. The Company Board has received the written opinion (the “Fairness Opinion”) of Wachovia Capital Markets, LLC (the “Company Financial Advisor”) to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the REIT Merger Consideration to be received by holders of Common Shares pursuant to this Agreement is fair from a financial point of view to such holders.

(s) Beneficial Ownership of Company Shares. Except as set forth in Section 3.1(s) of the Company Disclosure Letter and with the exception of the Series A Shares, one hundred percent (100%) of which are owned by the Operating Partnership, neither the Company nor the Company Subsidiaries “beneficially own” (as defined in Rule 13d-3 promulgated under the Exchange Act) any of the outstanding Company Shares.

(t) Brokers. Except for the fees and expenses payable to the Company Financial Advisor (which fees and the engagement letter have been disclosed to each of the Purchaser Parties) and except as set forth in Section 3.1(t) of the Company Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company.

(u) Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(v) Material Contracts.

(i) Section 3.1(v)(i) of the Company Disclosure Letter lists all Material Contracts (as defined below) of the Company and each Company Subsidiary. Except as set forth in Section 3.1(v)(i) of the Company Disclosure Letter, each Material Contract is valid, binding and enforceable and in full force and effect, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, constitute a Company Material Adverse Effect, and there are no defaults or violations thereunder, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or a default thereunder, except those defaults or violations that would not, individually or in the aggregate, constitute a Company Material Adverse Effect. For purposes of this Agreement, “Material Contracts” shall mean (i) any loan agreement, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, other than indebtedness in a principal amount of less than $200,000, (ii) each material commitment, contractual obligation, capital expenditure or transaction entered into by the Company or any Company Subsidiary which may result in total payments by or liability of the Company or any Company Subsidiary in excess of $200,000, other than leases reflected in Section 3.1(p)(v) of the Company Disclosure Letter or leases reflected on the Rent Roll, and (iii) any other agreements filed or required to be filed as exhibits to the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations; provided, however, any contract, agreement or other arrangement under clause (ii) or (iii) above that, by its terms, is terminable within 31 days (without penalty) of the date of this Agreement and that does not require any payments in excess of $50,000 thereunder in connection with such termination shall not be deemed a Material Contract.

(ii) All mortgages on any of the assets of the Company or the Operating Partnership are listed in Section 3.1(v)(ii) of the Company Disclosure Letter.

(iii) Except as set forth in Section 3.1(v)(iii) of the Company Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict the Company’s ability to conduct its business in any location.

(iv) Except as set forth in Section 3.1(v)(iv) of the Company Disclosure Letter, there are no indemnification agreements entered into by and between the Company and any director or officer of the Company or any of the Company Subsidiaries.

(w) Inapplicability of Takeover Statutes and Certain Charter and Bylaw Provisions. Assuming none of the Purchaser Parties is an “interested stockholder” or an “affiliate” of an “interested stockholder” (as each such term is defined in Subtitle 6 of Title 3 of the MGCL) nor has been an “interested stockholder” or an “affiliate” of an “interested stockholder” within five (5) years of the date of this Agreement, other than as a result of being an “affiliate” of Michael W. Reschke, the Company has taken appropriate and necessary actions to exempt the REIT Merger and this Agreement from the restrictions of Subtitles 6 and 7 of Title 3 of the MGCL (the “Takeover Statute”). The Company and the Company Board have taken appropriate and necessary actions to render any and all limitations on transfer or ownership of (i) Company Shares as set forth in the Company Charter, including, without limitation, those set forth in Section 4 thereof, and (ii) the LP Units in the Operating Partnership, inapplicable to the REIT Merger, the OP Merger and the other Transactions.

(x) Related Party Transactions. Except as disclosed in the Company SEC Documents or as disclosed in Section 3.1(x) of the Company Disclosure Letter, there are no material arrangements, agreements or contracts entered into by the Company or any of the Company Subsidiaries, on the one hand, and any Person who is a current or former officer, trustee, director or affiliate of the Company or any Company Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an affiliate, on the other hand and which are in effect as of the date of this Agreement. Copies of all such documents have been made available to each of the Purchaser Parties.

(y) Disclosure Documents.

(i) Each document required to be filed by the Company with the SEC in connection with the REIT Merger, the OP Merger and the other transactions contemplated by this Agreement (the “Company Disclosure Documents”), including, without limitation, the Company Proxy Statement and any amendments or supplements thereto, will comply in all material respects with the provisions of applicable federal securities laws.

(ii) At the time the Company Proxy Statement, including any amendment or supplement thereto filed with the SEC, is first mailed, published or given to the holders of Common Shares, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document filed after the date of this Agreement, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in Section 3.1(y)(i) and this Section 3.1(y)(ii) will not apply to information furnished in writing to the Company by any Purchaser Party specifically for inclusion in a Company Disclosure Document.

(iii) The Company shall promptly correct the Company Proxy Statement if and to the extent that it shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause such document as so corrected to be filed with the SEC and disseminated to holders of Company Shares to the extent required by applicable federal securities laws.

(z) Vote Required.

(i) The affirmative vote of the holders of Common Shares casting at least a majority of the votes entitled to be cast (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company Stock required to approve this Agreement, the REIT Merger and the other Transactions.

(ii) The affirmative vote of the holders of a majority of the GP Units and the LP Units, voting as a single class with the Company voting the GP Units in the same proportion as the holders of the Common Shares voted the Common Shares in the Company Shareholder Approval (the “Partnership Unitholder Approval”) are the only votes of any unitholders of the Operating Partnership (including, without limitation, any holders of the Series A Preferred Units and the Series B Preferred Units) required to approve this Agreement, the REIT Merger, the OP Merger and the other Transactions.

(aa) Accounting Controls. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of the Company’s consolidated financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorizations; and (D) the recorded accountability for the assets of the Company and the Company Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(bb) Compliance with Sarbanes-Oxley Act. At the time each Company SEC Document filed after July 30, 2002 containing financial statements was filed with the SEC, such Company SEC Document complied in all material respects with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder and applicable to such Company SEC Document. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents pursuant to the Exchange Act, when applicable. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meaning given to such terms in the Sarbanes-Oxley Act.

(cc) Foreign Corrupt Practices Act. None of the Company, any Company Subsidiary or, to the Knowledge of the Company or any Company Subsidiary, any current or former officer, director, trustee, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company has violated the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

Section 3.2. Representations and Warranties of the Purchaser Parties. Each of the Purchaser Parties represents and warrants to the Company as follows:

(a) Organization, Standing and Entity Power of each of the Purchaser Parties. Parent is a limited liability company duly formed and validly existing under the Laws of the State of Delaware, is in good standing in such jurisdiction and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly formed and validly existing under the Laws of the State of Maryland, is in good standing in such jurisdiction and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. OP Merger Sub is a limited liability company duly formed and validly existing under the Laws of the State of Delaware, is in good standing in such jurisdiction and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Purchaser Parties has made or will make available to the Company complete and correct copies of its respective organizational documents, each of which is in full force and effect as of the date hereof.

(b) Authority; No Violations; Consents and Approvals.

(i) Each of the Purchaser Parties has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of each Purchaser Party. Except as have been obtained, no consent or approval of any Purchaser Party’s shareholders or members is required in order for such Purchaser Party to execute and deliver the Transaction Documents to which such Purchaser Party is a party or to consummate the transactions contemplated hereby and thereby.

(ii) The Transaction Documents to which any of the Purchaser Parties are a party have been duly executed and delivered by such Purchaser Party, as the case may be, and constitute valid and binding obligations of such Purchaser Party, as the case may be, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and by the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iii) The execution and delivery of the Transaction Documents to which it is a party by each of the Purchaser Parties, as the case may be, does not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of such Purchaser Party under, require the consent or approval of any third party or otherwise result in a material detriment to such Purchaser Party under, require the consent or approval of any third party or otherwise result in a material detriment to such Purchaser Party under, any provision of (A) the respective charter, by-laws or other organizational documents of such Purchaser Party, (B) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument applicable to such Purchaser Party, its respective properties or assets or any guarantee by such Purchaser Party, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iv) are duly and timely obtained or made, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to such Purchaser Party or any of its respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Liens, detriments or failure to obtain any such consent that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of such Purchaser Party to perform its obligations hereunder or under any of the other Transaction Documents or prevent the consummation of any of the transactions contemplated hereby or thereby.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to any Purchaser Party in connection with the execution and delivery by such Purchaser Party of the Transaction Documents to which such Purchaser Party is a party or the consummation by such Purchaser Party of the transactions contemplated hereby or thereby, except for: (A) the filing of the Articles of Merger with the Maryland Department and the OP Merger Certificate with the Secretary of State of Delaware; (B) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, Takeover Statute or Environmental Laws; (D) filings under the HSR Act, if applicable; and (E) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to materially impair or delay the ability of such Purchaser Party to perform its obligations hereunder or under any of the other Transaction Documents or prevent the consummation of any of the transactions contemplated hereby or thereby.

(c) Financing Commitment Letters; Adequate Funds; Post-Merger Solvency.

(i) At and after the time and date that the Financing Letters (as defined in Section 5.16(a)) are delivered to the Company pursuant to Section 5.16(a), the Financing Letters shall be effective and shall not have been withdrawn or further modified and all commitment fees due and payable thereunder shall have been paid. At and after the time and date that the Financing Letters are delivered to the Company pursuant to Section 5.16(a), the Purchaser Parties shall be aware of no reason why the conditions for borrowing set forth in the Financing Letters will not be satisfied prior to the OP Effective Time. The Purchaser Parties are highly confident that they can obtain the Financings Letters on or prior to November 9, 2004.

(ii) The Purchaser Parties will have available on the Closing Date immediately prior to the OP Effective Time all funds necessary to pay (A) the aggregate OP Merger Consideration, REIT Merger Consideration and Option Merger Consideration the Purchaser Parties become obligated to pay pursuant to Sections 2.2(b) and 2.7 of this Agreement and (B) all transaction expenses and lender commitment fees reasonably expected to be incurred in connection with the transactions contemplated by this Agreement. The Purchaser Parties or their Affiliates have on hand adequate, unrestricted funds (and will have such funds at the Effective Time) (the “Purchaser Parties’ Equity Funds”) necessary, when taken together with the net proceeds of the borrowings contemplated by the Financing Letters and unrestricted cash of the Company, to pay (A) the aggregate OP Merger Consideration, REIT Merger Consideration and Option Merger Consideration the Purchaser Parties become obligated to pay pursuant to Sections 2.2(b) and 2.7 of this Agreement and (B) all transaction expenses and lender commitment fees reasonably expected to be incurred in connection with the transactions contemplated by this Agreement.

(iii) At the Effective Time, after giving effect to the transactions contemplated by this Agreement, including without limitation, (1) the borrowings to be made or indebtedness to be incurred by the Company, the Operating Partnership or any of the Company Subsidiaries (including the application of the proceeds of such borrowings or indebtedness) as part of the Purchaser Parties’ financing of the REIT Merger and the OP Merger, the other transactions contemplated hereby and the establishment of the Payment Fund in accordance with Section 2.2(b) and 2.7, (2) the creation of any Liens against the Company, the Operating Partnership or the Company Subsidiaries or against any of their respective assets and (3) the payment of the distributions on the Series B

Shares pursuant to Section 5.10, (x) the sum of the Company’s consolidated assets, at a fair valuation, will exceed the Company’s consolidated liabilities plus the liquidation preference of the Series B Shares and, to the extent outstanding, the Series A Shares; (y) neither the Company nor any of the Operating Partnership or the Company Subsidiaries will have incurred (or as a result of the transactions contemplated by this Agreement will incur) debts beyond its ability to pay such debts as such debts mature; and (z) each of the Company, the Operating Partnership and each Company Subsidiary will have sufficient capital with which to conduct its business in the ordinary course.

(d) Documents Relating to REIT Merger and OP Merger. At the time of the filing of any Company Disclosure Document, none of the information that may be supplied in writing by any Purchaser Party or any of their respective Affiliates specifically for use in such document will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) No Other Business. Each of Merger Sub and OP Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. All of the outstanding equity interests in Merger Sub have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. All of the outstanding equity interests in OP Merger Sub have been validly issued, are fully paid and non-assessable and are owned by Parent free and clear of any Lien.

(f) Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of any Purchaser Party, for which fee or commission the Company or any Company Subsidiary may be liable.

(g) Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending in which service of process or written notice, as applicable, has been received by an officer of a Purchaser Party or, to the Knowledge of any Purchaser Party, threatened in writing to an officer of a Purchaser Party and against or affecting such Purchaser Party, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any Purchaser Party which would reasonably be expected to, individually or in the aggregate, (A) cause any of the transactions contemplated by the Transaction Documents to be rescinded following their consummation, including, without limitation, the REIT Merger or the OP Merger or (B) materially impair or delay the ability of such Purchaser Party to perform its obligations hereunder or under any of the other Transaction Documents or prevent the consummation of any of the transactions contemplated hereby or thereby.

(h) REIT Status. The ownership of any one or more shares of beneficial interest, options or warrants of the Company or the Surviving Entity, or units or other equity interests, options or warrants of the Operating Partnership, by any Purchaser Party will not at any time, in and of itself, adversely affect the Company’s or the Surviving Entity’s status as a REIT under the Code or cause the Company or the Surviving Entity to be treated as a “pension held REIT” under Section 856(h) of the Code.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 4.1. Conduct of Business.

(a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of the Company and the Operating Partnership shall, and shall cause each of the Company Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith use its commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and the Company’s status as a REIT within the meaning of the Code. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any Company Material Adverse Effect or any matter which could reasonably be expected to have a Company Material Adverse Effect (including, without limitation, (1) any new pending or, to the knowledge of the Company, threatened litigation having potential liability to the Company or any of the Company Subsidiaries in excess of $200,000 not covered by insurance subject to applicable deductibles or (2) any material complaint, investigation or hearing by a Governmental Entity involving the Company or any of the Company Subsidiaries). The Company shall promptly make available (including via EDGAR filings) to Parent (and its counsel) all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as set forth in Section 5.3(b) and as otherwise contemplated by this Agreement or to the extent consented to by Parent, the Company and Operating Partnership shall not and shall not authorize or commit or agree to, and shall cause the Company Subsidiaries not to (and not to authorize or commit or agree to); provided, however, that any consent of Parent the Company is required to obtain pursuant to the terms hereof will not be unreasonably withheld by Parent and will be deemed given by Parent if not denied in writing within five (5) Business Days after the receipt by Parent of a written request for such consent:

(i) (A) declare, set aside or pay any distributions on, or make any other distributions in respect of, any Company Shares or the partnership interests, stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly-owned by the Company, except for the declaration and payment of a distribution on the Series B Shares and Series B Preferred Units, to the extent and only to the extent of one declaration and payment of a distribution of $0.5625 per Series B Share and Series B Preferred Unit in each calendar quarter ending after September 30, 2004, and provided, that the Company may make distribution payments it is required to make by the Code in order to maintain REIT status and those that are sufficient to eliminate any federal tax liability; (B) reclassify, recapitalize, split, reverse split or combine, exchange or readjust any shares of beneficial interest, stock, partnership interests or other equity interests or issue (except for the issuance of Common Shares in exchange for LP Units or upon any exercises of Company Options or the Warrants, the conversion of Series A Shares to Common Shares pursuant to Section 2.1(f) and the conversion of Series A Preferred Units to LP Units pursuant to Section 2.6(e)) or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such shares of beneficial interest, stock, partnership interests or other equity interests; or (C) purchase, redeem (except for the exchange of any LP Units for Common Shares in accordance with their terms) or otherwise acquire any Company Shares or the partnership interests, stock or other equity interests in any Company Subsidiary or any options, warrants or rights to acquire, or security convertible into, Company Shares or the partnership interests, stock or other equity interests in any Company Subsidiary, except with respect to any of the foregoing in connection with the use of Company Shares to pay the exercise price or Tax withholding obligation upon the exercise of a Company Option as presently permitted under the Company’s Share Incentive Plan;

(ii) issue, deliver, sell or grant any option or other right in respect of any shares of beneficial interest, stock, any other voting or redeemable securities (including LP Units or other partnership interests) of the Company or a Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (A) to the Company or a Company Subsidiary; (B) as required under the Partnership Agreement as presently in effect; or (C) in connection with the exercise of outstanding Company Options under the Company’s Share Incentive Plan or the exchange of LP Units for Common Shares, pursuant to the terms of such units;

(iii) amend the Company Charter or the Company By-laws or the Partnership Agreement;

(iv) merge, consolidate or enter into any other business combination transaction with any Person;

(v) (A) enter into any new commitments obligating the Company or any Company Subsidiary to make capital expenditures or acquire assets in excess of $250,000 in the aggregate for each successive period of 45 days following the date hereof, not including tenant allowances under existing leases and the commitments set forth in Section 4.1(b)(v) of the Company Disclosure Letter; provided however, that the Company shall be permitted to enter into commitments to make repairs and/or prevent damage to any Company Properties as is necessary in the event of an emergency situation as long as the Company provides the Purchaser Parties with a copy of such commitment promptly after such commitment is entered into; (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property (other than any Commitment referred to in Section 4.1(b)(v) of the Company Disclosure Letter); (C) incur additional indebtedness (secured or unsecured) in excess of $500,000, except (I) Commitments for indebtedness described in Section 4.1(b)(v) of the Company Disclosure Letter or (II) refinancings or extensions of existing indebtedness upon maturity in an amount not to exceed the amount refinanced or extended (except for the CT Refinancing which shall be governed by Section 5.21), or amend any existing indebtedness in a manner not favorable to the Company, the Operating Partnership or any Company Subsidiary; provided that the Company provides the Parent with prompt notice of any refinancings, amendments or extensions of existing indebtedness permitted hereunder; or (D) enter into, amend or modify in any material way or terminate any lease in excess of 50,000 square feet; provided, however, that the Company shall provide Parent with prompt written notice in the event the Company or any Company Subsidiary enters into, amends or modifies in any material way or terminates any lease in excess of 25,000 square feet but not greater than 50,000 square feet;

(vi) sell, mortgage, subject to Lien or otherwise dispose of or agree to do any of the foregoing with respect to any of the Company Properties, except in connection with refinancings permitted under Section 4.1(b)(v) above or as disclosed in Section 4.1(b)(vi) of the Company Disclosure Letter;

(vii) sell, lease, mortgage, subject to Lien or otherwise dispose of or agree to do any of the foregoing with respect to any of its personal or intangible property in excess of $250,000, except in connection with refinancings permitted under Section 4.1(b)(v) above;

(viii) except as set forth in Section 4.1(b)(viii) of the Company Disclosure Letter, guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or make any investments in any other Person, in each case in excess of $100,000, and other than a Company Subsidiary;

(ix) make or rescind any material election relating to Taxes, unless the Company reasonably determines, after prior consultation with Parent, that such action is (A) required by Law; (B) necessary or appropriate to preserve the Company’s status as a REIT or the partnership status of the Operating Partnership or any other Company Subsidiary which files Tax Returns as a partnership for federal tax purposes; or (C) commercially reasonable in the context of the Company’s business and relates to a change in Law in 2004 or thereafter;

(x) (A) change any of its methods, principles or practices of accounting in effect other than as required by GAAP or the SEC, provided that Parent receives notice of any required changes that are material; or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(xi) other than as set forth in Section 5.7 and except as set forth in Section 4.1(b)(xi) of the Company Disclosure Letter, adopt any new employee benefit plan, incentive plan, severance plan, bonus plan, share option or similar plan, grant new share appreciation rights or amend any existing plan or rights, or enter into or amend any employment agreement or similar agreement or arrangement or grant or become obligated to grant any increase in the compensation of officers or employees, except such changes as are required by Law; provided, however, that the Company may take any actions and enter into any agreement (other than severance agreements) in connection with (A) filling the positions set forth in Section 4.1(b)(xi)(A) of the Company Disclosure Letter, (B) replacing employees whose employment with the Company or any Company Subsidiary has been terminated (voluntarily by such employee or otherwise) after the date of this Agreement, (C) subject to Section 5.7(a), paying bonuses pursuant to the MBO Plan and/or the Company’s ordinary course annual performance appraisal review process or (D) granting increases in annual base salary to executive officers and employees pursuant to the MBO Plan and/or the Company’s ordinary course annual performance appraisal process (I) in the aggregate not in excess of three percent (3%) of all employees’ current annual base salaries and (II) individually not in excess of six percent (6%) of any such employee’s current annual base salary; provided, further, that in no event shall the Company fill positions or replace employees pursuant to clauses (A) or (B) hereof where the annual base salary for such new employee exceeds $85,000.

(xii) settle or compromise any material litigation, including, without limitation, any material stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement or waive, release or assign any material rights or claims;

(xiii) except as set forth in Section 4.1(b)(xiii) of the Company Disclosure Letter and excluding the matters covered by Section 4.1(b)(xi) above, enter into or amend or otherwise modify any agreement or arrangement with persons that are Affiliates of the Company (other than agreements with Company Subsidiaries or, to the extent such actions may be taken by the applicable joint venture partner or partners without the consent of the Company or the applicable Company Subsidiary or are required to be taken by the Company or the applicable Company Subsidiary, joint ventures in which the Company or any Company Subsidiary is a partner or member) or, as of the date of this Agreement, are employees, officers, trustees, partners or directors of the Company or any Company Subsidiary without the prior written consent of Parent and the approval of a majority of the “independent” members of the Company Board;

(xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;

(xv) fail to use its commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses;

(xvi) materially amend or terminate, or waive compliance with the terms of or breaches under, or fail to use commercially reasonable efforts to comply with or remain in compliance with any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 3.1(v)(i) of the Company Disclosure Letter;

(xvii) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of the Company or any Company Subsidiary;

(xviii) take any action that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (B) any of the conditions specified in Section 6.1 or 6.2 not being satisfied; and

(xix) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, each Purchaser Party acknowledges (i) receipt of a copy of that certain Purchase Agreement dated August 2, 2004 by and between CenterPoint Properties Trust and the Operating Partnership, as amended by that certain First Amendment to Purchase Agreement dated October 8, 2004 (as so amended, the “Industrial Sale Agreement”), with respect to the sale of the real property set forth in Section 4.1(c) of the Company Disclosure Letter and (ii) that no actions taken by the Company or any Company Subsidiary pursuant to and consistent with the terms of the Industrial Sale Agreement and/or to enforce their respective rights under the Industrial Sale Agreement shall constitute a breach of the Company’s obligations and representations and warranties under this Agreement; provided, however, that the Company shall (A) diligently proceed to take such reasonable actions necessary to consummate the transactions contemplated by the Industrial Sales Agreement and (B) not consent to any further amendment or waiver of the Industrial Sale Agreement without the consent of Parent the results of which would, in the aggregate, (I) reduce the net proceeds to be received by the Company pursuant to such sale or (II) increase the obligations of the Company thereunder, by an amount in excess of $100,000 or otherwise cause such sale not to be consummated prior to the Effective Time; provided, however, that any consent required pursuant to this clause shall not be unreasonably withheld and will be deemed given if not denied in writing within five (5) Business Days after the receipt by Parent of a written request for such consent.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1. Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors, other representatives, investors and lenders and their representatives, reasonable access during normal business hours and upon reasonable advance notice during the period prior to the Effective Time to all its properties (but not for the purpose of any physical testing), books, contracts, commitments and records, and to each of the individuals listed in Section 5.1 of the Company Disclosure Letter and such other personnel as requested by Parent and to which the Company consents and to which the Company is notified as to time and place to permit the Company the opportunity to be present during any communications with such personnel, and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) a copy

(including via EDGAR filings) of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Each Purchaser Party will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors, and other representatives and Affiliates, investors and lenders and their representatives to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with all the provisions of the confidentiality and standstill agreement between the Company and an Affiliate of Parent dated March 22, 2004 and the confidentiality and standstill agreement between the Company and an Affiliate of Parent dated March 24, 2004 (collectively, the “Confidentiality Agreements”).

Section 5.2. Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser Parties, the Company and the Operating Partnership agrees to use its commercially reasonable efforts to take, or cause to be taken, such actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the REIT Merger, the OP Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of the necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of the necessary registrations and filings and the taking of the reasonable steps as may be necessary to obtain all necessary approvals, waivers or exemptions from any Governmental Entity; (ii) the obtaining of the necessary consents, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Transaction Documents. In addition, each of the Purchaser Parties and the Company agree to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Transaction Documents or the transactions contemplated by either thereof, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed; provided, that each of the Purchaser Parties, the Company and the Operating Partnership shall pay its own legal expenses with respect thereto. If, at any time after the Closing, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, trustees, directors or partners, of the Purchaser Parties, the Company and the Operating Partnership, as applicable, shall take such necessary action. From the date of this Agreement through the Effective Time, the Company shall timely file, or cause to be filed, with the SEC all Company SEC Documents required to be so filed by applicable Law.

(b) If required by the HSR Act, the Purchaser Parties, the Company and the Operating Partnership shall promptly compile and file (or will cause their “ultimate parent entities” (as determined for purposes of the HSR Act) to file) a pre-merger notification and report pursuant to the HSR Act containing such information respecting such party as the HSR Act requires. Each of the Purchaser Parties, the Company and the Operating Partnership shall be responsible for its own expenses incurred in connection with the preparation of any of the reports and other information required by the HSR Act. Any filing fees under the HSR Act shall be split equally between the Company and Parent.

(c) The Company or the Operating Partnership shall give prompt notice to the Purchaser Parties and the Purchaser Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that (A) such notification shall only be required to the extent that the matter in question would prevent satisfaction of a condition specified in Article VI and (B) no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, however, that such notification required pursuant to clause (i) above shall be required only as soon as practicable after the Company or the Purchaser Parties, as the case may be, becomes aware of such untruth or inaccuracy.

(d) The Company agrees to take any further actions necessary to render any and all limitations on transfer or ownership of (i) Company Shares as set forth in the Company Charter, including, but not limited to, those set forth in Section 4 thereof, and (ii) LP Units in the Operating Partnership inapplicable to the REIT Merger, the OP Merger and the other Transactions.

Section 5.3. Tax Treatment.

(a) Unless required by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to the Purchaser Parties and the Company), neither the Purchaser Parties, on the one hand, nor the Company and the Operating Partnership, on the other hand, will take or omit to take any action, or permit any status to exist, prior to the Effective Time, that would or may jeopardize, or that is inconsistent with, the Company’s status as a REIT under the Code or the status of the Operating Partnership or any applicable Company Subsidiary as a partnership for purposes of Taxes for any period.

(b) Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Company, each Company Subsidiary and any Affiliate of any of them, shall be permitted to take or omit to take any action, or permit any status to exist, in order to maintain the Company’s status as a REIT under the Code or the status of the Operating Partnership or any Company Subsidiary as a partnership for purposes of Taxes for any period.

(c) The Purchaser Parties shall prepare and file, on a timely basis (or cause to be prepared and filed on a timely basis), all federal and state income Tax Returns and shall use their commercially reasonable efforts to so prepare and file (or cause to be prepared and filed) all other Tax Returns and reports required to be filed from and after the Effective Time (whether such return or report related to a time period prior to, at or after the Effective Time) for the Company and the Company Subsidiaries (i) in good faith and (ii) with respect to any federal income Tax Return of the Company for the first taxable year ending on or after the Effective Time, on a basis and in a manner that preserves the qualification of the Company as a REIT within the meaning of Section 856 of the Code.

(d) The Company shall not, nor shall the Company permit any Company Subsidiary to, change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 2003, except as may be required by applicable Law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income.

Section 5.4. No Solicitation of Transactions.

(a) After the date hereof, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director, trustee or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Company Subsidiary to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than the Purchaser Parties or any Affiliates thereof (a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 15% of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or the Operating Partnership pursuant to a merger, consolidation or other business combination, sale of shares of beneficial interests, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 15% of the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or the Operating Partnership (a “Competing Transaction”); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of the Company or any Company Subsidiary with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (iii) enter into any agreement (written or oral) with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the REIT Merger, the OP Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary contained herein, (A) the Company and the Operating Partnership may take such actions reasonably necessary or otherwise appropriate in connection with the transactions contemplated by the Industrial Sale Agreement and/or the Commercial Properties Sale and (B) the Company may participate in ordinary course investor relations discussions relating to ordinary course transactions in the Company’s equity securities. Notwithstanding the foregoing sentence, prior to the Effective Time, if the Company receives an unsolicited bona fide, written proposal or offer for a Competing Transaction by a Third Party, which the Company Board determines in good faith (after consulting the Company Board’s independent financial advisor and independent legal counsel) (A) is on terms which are more favorable from a financial point of view to the holders of Common Shares than the REIT Merger and the other transactions contemplated by this Agreement, (B) is not subject to any material contingency, including any contingency relating to financing, to which neither (1) the Company Board determines may likely be overcome or addressed nor (2) the other party thereto has reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably capable of being consummated (provided, that the Company, including the Company Board, and any of its advisors shall be permitted to contact such Third Party and its advisors and financing sources solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a “Superior Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 5.4(b), furnish information with respect to the Company and the Company Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party, subject to a confidentiality agreement not less favorable to the Company than the confidentiality and standstill agreements referred to in Section 5.1. Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

(b) The Company and each of the Company Subsidiaries will cease and cause to be terminated any existing discussions or negotiations with any Persons conducted or commenced heretofore with respect to, or that could be expected to lead to, a Superior Competing Transaction and will cause each of their respective trustees, directors, officers, employees, advisors, consultants and agents to comply with such obligations.

(c) The Company shall advise the Purchaser Parties orally and in writing of (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or trustee of the Company or, to the Knowledge of the Company, any employee, financial advisor, attorney or other advisor or representative of the Company or any Company Subsidiary, (ii) the material terms of such Competing Transaction (including a copy of any written proposal) and (iii) the identity of the person making the proposal or offer for any such Competing Transaction or inquiry promptly following receipt by the Company or any officer or trustee of the Company or, to the Knowledge of the Company, any employee, financial advisor, attorney or other advisor or representative of the Company or any Company Subsidiary of such Competing Transaction proposal or inquiry. The Company will keep the Purchaser Parties informed of the status and details of any such Competing Transaction proposal or inquiry in a timely manner. None of the Purchaser Parties or their respective affiliates or advisors shall contact any Person regarding such Competing Transaction or otherwise interfere with such Competing Transaction.

Section 5.5. Public Announcements. The Company and the Purchaser Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the transactions contemplated by the Transaction Documents no later than (i) promptly after the close of trading on the New York Stock Exchange on the day this Agreement is signed, if such signing occurs during regular business hours on a Business Day or (ii) prior to the opening of trading on the New York Stock Exchange on the Business Day following the date on which this Agreement is signed, if such signing does not occur during a Business Day.

Section 5.6. Transfer and Gains Taxes; Shareholder Demand Letters. The Purchaser Parties shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”). From and after the Effective Time, the Purchaser Parties shall cause the Operating Partnership to pay or cause to be paid all Transfer and Gains Taxes.

Section 5.7. Employee Arrangements; Accrued Bonuses; Employee Brokerage Arrangements.

(a) Company Severance Agreements. On the Closing Date, the Operating Partnership shall pay or cause to be paid (and the Purchaser Parties agree and acknowledge that Company shall pay or cause to be paid) the amounts due to certain of the Company’s or the Operating Partnership’s executive officers and other employees under such executive officers’ and other employees’ Company Severance Agreements, as set forth in Section 5.7(a) of the Company Disclosure Letter and in accordance with such Company Severance Agreements (the “Designated Severance”); provided, that the aggregate amount to be paid pursuant to this sentence shall not exceed Three Million Seven Hundred Thousand Dollars ($3,700,000), plus any other amounts permitted below (the “Severance Cap”); provided, further, that if the Company or the Operating Partnership incurs any obligations under any Company Severance Agreement between the date hereof and the Effective Time for such specified executive officers and other employees (other than as set forth in the last proviso of this sentence), the Severance Cap shall be reduced by a corresponding amount; provided, further, to the extent that persons employed by the Company or any Company Subsidiary other than the executive officers and employees identified in Section 5.7(a) of the Company Disclosure Letter are terminated at the request of the Purchaser Parties after the date hereof, the Company or the Operating Partnership shall pay all amounts due under any Company Severance Agreement applicable to such persons and such amounts shall be in addition to the Severance Cap. In addition, and also on the earlier of the Closing Date or January 2005, the Company shall pay or cause to be paid (and the Purchaser Parties agree and acknowledge that Company shall pay or cause to be paid) to each employee, the annual bonus amount earned by such employee as of the Closing Date pursuant to the MBO Plan and/or the Company’s normal appraisal review process (the “Annual Bonuses”) and subject to the parameters set forth in Section 5.7(a) of the Company Disclosure Letter; provided, that the aggregate amount of such bonuses shall not exceed One Million Four Hundred Thousand Dollars ($1,400,000) (the “Bonus Cap”), subject to reduction as provided in the following sentence; provided, further, that bonuses for property level employees which have been accrued in the ordinary course of business in the budget for the applicable property and which are to be paid in the ordinary course of business shall be in addition to the Bonus Cap. Notwithstanding the foregoing, to the extent the Annual Bonuses are less than the Bonus Cap, such savings, in an amount not to exceed $250,000, shall be added to the Severance Cap and deducted from the Bonus Cap.

(b) Benefit Plans.

(i) Upon and after the Effective Time, the Parent shall cause the Surviving Entity (or its successors or assigns) to continue in effect the Company Employee Benefit Plans and provide benefits to the employees of the Company that are substantially similar in all material respects, on an aggregate basis, to the Company Employee Benefit Plans in which such employees participated prior to the Effective Time for a period of not less than one year. As of the Effective Time, a trustee and an administrator of Company Employee Benefit Plans will be designated by the Purchaser Parties. With respect to any Company Employee Benefit Plan which is an “employee benefit plan” as defined in Section 3(3) of ERISA and any other service based benefits (including vacations) in which the employees of the Company may participate at any time after the Effective Time, solely for purposes of determining eligibility to participate, vesting and entitlement to benefits but not for purposes of accrual of benefits (except in the case of accrued vacation, sick or personal time), service with the Company or any Company Subsidiary shall be treated as service with each of the Purchaser Parties; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits under both a Company Employee Benefit Plan and a benefit plan of any Purchaser Party (or is not otherwise recognized for such purposes under the benefit plans of Purchaser Party). Without limiting the foregoing, the Purchaser Parties shall not treat any Company employee as a “new” employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

(ii) Effective as of the Closing Date, the Company or the Purchaser Parties shall, or shall cause the Company or the Surviving Entity, to take all necessary actions to fully vest the account balances and benefits of all individuals who are employed by the Company or any Company Subsidiary on the Closing Date under any Company Pension Plan in which such employees participate. With respect to any employees of the Company or a Company Subsidiary whose employment is terminated on or after the Closing Date and not employed by the Surviving Entity (the “Terminated Employees”), Parent shall, or shall cause the Suriving Entity to, (i) distribute or cause to be distributed to such Terminated Employees such notices and forms that are provided to participants who incur a severance from employment so that such Terminated Employees may elect to receive a distribution of their benefits under any Company Pension Plan in which such Terminated Employees participate or rollover such benefits to an “eligible retirement plan,” as defined in Section 402(c)(8)(B) of the Code and shall promptly cooperate with such Terminated Employees in effecting the foregoing and (ii) be responsible for all liabilities and obligations in connection with the continuation coverage requirements, including notice requirements, of Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of Employee Retirement Income Security Act of 1974, as amended (“COBRA”) with respect to such Terminated

Employees (and their dependents) who participate in any Company Employee Benefit Plan that is subject to COBRA, including, but not limited to, any “qualified beneficiary” (within the meaning of COBRA) who is receiving COBRA coverage as of the Closing Date. With respect to any Terminated Employee who elects COBRA coverage, Parent shall pay, or shall cause the Surviving Entity to pay, for the period set forth opposite such Terminated Employees name in Section 4.7(b)(ii) of the Company Disclosure Letter, the full cost of any premium or other costs associated with such COBRA coverage.

(c) Employee Loans. Except as set forth in Section 5.7(c) of the Company Disclosure Letter, prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause each officer, trustee, director or employee who has any outstanding loan (other than a 401(k) loan) from, or other debt obligations to, the Company or any Company Subsidiary, for any purpose, to repay such loan in accordance with the terms thereof.

(d) Company Options. The Company and each Company Subsidiary shall take such actions as are necessary under the Company Share Incentive Plan to effect the cancellations described in Section 2.3 and shall comply with all requirements regarding tax withholding in connection therewith. In addition to the foregoing and subject to the terms of the Company Share Incentive Plan and applicable Law, the Company and the Operating Partnership shall take such actions as are necessary to cause the Company Share Incentive Plan to be terminated at or prior to the REIT Effective Time, and to reasonably satisfy Parent that no holder of Company Options or other awards under such plan or participant in the Company Share Incentive Plan, will have any right to acquire any interest in the Purchaser Parties or any Affiliate or Subsidiary of Parent as a result of the exercise of Company Options or other awards or rights pursuant to the Company Share Incentive Plan at or after the Effective Time.

(e) Employee Brokerage Arrangements. The Company and the Purchaser Parties agree that after the Effective Time if any of the tenants listed in Section 5.7(e) of the Company Disclosure Letter as of the date of this Agreement or in updated Section 5.7(e) of the Company Disclosure Letter delivered to the Purchaser Parties on the Closing Date shall execute a lease with the Surviving Entity or any subsidiary thereof within 150 days of the Effective Time, the Surviving Entity shall pay, and Parent shall cause the Surviving Entity to pay, the individual whose name is opposite such tenant in Section 5.7(e) of the Company Disclosure Letter, regardless if such individual remains an employee of the Surviving Entity or any subsidiary thereof, a brokerage commission in the amount set forth in Section 5.7(e) of the Company Disclosure Letter. In the event that any Company Property is sold to any other Person or entity after the Effective Time and before the expiration of such 150-day period or pursuant to the Commercial Properties Sale, the Company and the Purchaser Parties shall make proper provision so that such Person or entity assumes the obligations set forth in this Section 5.7(e).

(f) Employees. The Purchaser Parties shall be responsible for compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the “Federal WARN Act”) and the Illinois Worker Adjustment and Retraining Notification Act (together with the Federal WARN Act, the “WARN Acts”) with respect to terminations occurring at or after the Effective Time at the request or direction of the Purchaser Parties. The Company shall refrain from causing an “employment loss” (as defined in the WARN Acts) in the 90 days prior to the Effective Time; provided, that any such “employment loss” resulting from actions taken by the

Company with the consent or at the request of the Purchaser Parties shall not constitute a breach of this covenant; provided, further, that such consent shall be deemed to be given if the Purchaser Parties do not object in writing within five (5) Business Days of receipt of the written notice from the Company of its intention to take such action. The Company shall cooperate with and provide reasonable assistance to the Purchaser Parties in delivering any notices required or potentially required pursuant to any Company Severance Agreement or the WARN Acts to effectuate the termination of Company employees as of the Effective Time; provided, however, that all such notices shall indicate that the terminations shall be contingent upon the consummation of the REIT Merger.

(g) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person or entity after the Effective Time and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity after the Effective Time, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Entity, as the case may be, assume the obligations set forth in this Section 5.7.

Section 5.8. Indemnification; Trustees’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a trustee, director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a trustee, director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary, or is or was serving at the request of the Company or any Company Subsidiary as a trustee, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Closing, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, Parent shall cause the Surviving Entity to, and the Surviving Entity shall, indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and after the Effective Time, Parent shall cause the Surviving Entity to, and the Surviving Entity shall, promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may retain one counsel reasonably satisfactory to them and the Company (except in the case of a potential conflict of interest among two or more Indemnified Parties, in which case more than one counsel may be retained), and after the Effective Time, Parent shall cause the Surviving Entity to, and the Surviving Entity shall, pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received and (C) the Company and the Surviving Entity will, and Parent will cause the Surviving Entity to, use their commercially reasonable efforts to assist in the defense of any such matter; provided, that neither the Company nor the Surviving Entity shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further, neither the Surviving Entity nor Company shall have any obligation hereunder to any Indemnified Party when and if, but only to the extent that, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Entity thereof; provided, that the failure to so notify shall not affect the obligations of the Company and the Surviving Entity except and only to the extent such failure to notify materially prejudices such party. The obligations pursuant to this Section 5.8(a) are in addition to, and shall in no way affect or limit, the rights to indemnification granted pursuant to the Company Charter and the Company By-laws.

(b) The Purchaser Parties agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the trustees, directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Company Charter or the Company By-laws as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the OP Merger and the REIT Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. At or prior to the Effective Time, the Company shall obtain and pay for, at the Company’s expense, a fully paid policy or policies of directors’ and officers’ liability insurance (including side A coverage) providing ‘tail’ coverage for the Persons currently covered by the Company’s existing policies for a period of six (6) years from and after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time, and providing at least the same coverage and amounts as, and containing terms and conditions which are not less advantageous to the covered Persons in any material respect than, the Company’s current policies.

(c) This Section 5.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Purchaser Parties. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8, each of which such covenants shall survive the Closing Date.

(d) In the event that the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person or entity after the REIT Effective Time and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity after the REIT Effective

Time, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Entity, as the case may be, assume the obligations set forth in this Section 5.8.

(e) To the extent permitted by law, all rights of indemnification for the benefit of any Indemnified Party shall be mandatory rather than permissive.

Section 5.9. Deposit Escrow Agreement. (a) On the date of this Agreement, Parent shall deposit Five Hundred Thousand Dollars ($500,000) (the “Initial Deposit Funds”) in immediately available funds with the Company and (b) on or prior to 5:00 p.m., Chicago time, on November 9, 2004, Parent shall deposit Four Million Five Hundred Thousand Dollars ($4,500,000) in immediately available funds (the “Deposit Balance Funds” and, together with the Initial Deposit Funds, the “Earnest Money”) with Citibank, N.A., as escrow agent (the “Deposit Escrow Agent”) pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A (the “Deposit Escrow Agreement”). The terms of the Escrow shall be governed by the Deposit Escrow Agreement and Section 7.2(d). To the extent this Agreement is not terminated pursuant to Section 7.1(i), the Company will transfer the Initial Deposit Funds (or an amount in immediately available funds equal thereto) to the Deposit Escrow Agent by 5:00 p.m., Chicago time, on November 10, 2004.

Section 5.10. Series B Share Distribution. The Company shall (and the Purchaser Parties agree and acknowledge that Company shall), prior to the Closing Date, conditionally declare and, on the Closing Date, pay distributions on the Series B Preferred Shares for (i) each of the quarters set forth in Section 5.10 of the Company Disclosure Letter which have not been declared and paid prior to the Closing Date and (ii) the quarter in which the Closing Date occurs if such quarter is not set forth in Section 5.10 of the Company Disclosure Letter.

Section 5.11. Sale of Properties. Immediately prior to the Closing, the Company or the Operating Partnership shall, if directed by Parent, sell such properties as directed by Parent on the terms and conditions set forth by Parent (the “Commercial Properties Sale”), and the Company and the Operating Partnership shall cooperate, at the Purchaser Parties request, and use commercially reasonable efforts to obtain any consents, approvals, waivers, exemptions and tenant estoppel certificates as are necessary to complete the Commercial Properties Sale; provided, however, that the definitive sale agreement(s) affecting or proposed to affect the Commercial Properties Sale shall be reasonably satisfactory to the Company and subject only to satisfaction or permissible waiver of all the conditions set forth in Article VI hereof and to customary conditions for similar real estate sale transactions and all actions taken by the Company or any Company Subsidiary pursuant to this Section 5.11 shall be at the sole expense of the Purchaser Parties. Notwithstanding the foregoing and anything else in this Agreement to the contrary, in no event shall (i) the successful results of such cooperation by the Company, the Operating Partnership or any Company Subsidiary (including but not limited to the receipt of any certain number of satisfactory consents, approvals, waivers, exemptions and tenant estoppel certificates or the receipt thereof in specific forms) or (ii) the successful completion of the Commercial Properties Sale, be in any manner whatsoever a condition to the Purchaser Parties’ obligations to close the transactions contemplated by this Agreement.

Section 5.12. Company Proxy Statement. As promptly as practicable following the date of this Agreement, the Company shall prepare and file the preliminary Company Proxy Statement relating to the Company Shareholders Meeting with the SEC. The Company shall use its commercially reasonable efforts to (i) respond to any comments from the SEC staff on the preliminary Company Proxy Statement or requests for additional information from the SEC staff promptly after receipt of any such comments or requests and (ii) cause the definitive Company Proxy Statement to be mailed to the holders of Common Shares as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify the Purchaser Parties upon the receipt of any such comments or requests and (B) provide the Purchaser Parties with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC staff, on the other hand relating to the preliminary Company Proxy Statement and the definitive Company Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall provide the Purchaser Parties with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings and (y) to the extent practicable, the Company and its outside counsel shall permit the Purchaser Parties and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Company Proxy Statement, this Agreement or any of the transactions contemplated thereby. The Company Proxy Statement shall include the Company Board Recommendation and a copy of the written opinion of the Company Financial Advisor referred to in Section 3.1(r). If at any time prior to the Effective Time any event shall occur that should, in the reasonable judgment of the Company, be set forth in an amendment of or a supplement to the Company Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.12, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.

Section 5.13. Company Shareholders Meeting; Partnership Unitholder Approval.

(a) The Company shall call and hold the Company Shareholders Meeting as promptly as practicable following the date hereof for the purpose of voting on approval of this Agreement. Subject to Section 5.17, the Company shall use commercially reasonable efforts to obtain the Company Shareholder Approval and otherwise comply in all material respects with the legal requirements applicable to the Company Shareholders Meeting.

(b) The Company shall use its reasonable efforts to obtain the Partnership Unitholder Approval.

Section 5.14. Director Resignations. The Company shall cause to be delivered to Parent resignations of all of the non-independent directors of the Company’s Subsidiaries to be effective upon the consummation of the REIT Merger.

Section 5.15. Undertakings of Parent. Parent shall perform or comply with or cause to be performed or complied with, when due all agreements, covenants and obligations of Parent, Merger Sub and OP Merger Sub under this Agreement to be performed or complied with prior to the REIT Merger and the OP Merger.

Section 5.16. Financing.

(a) The Purchaser Parties shall deliver to the Company fully executed copies of their financing commitment letters (including any exhibits, schedules or amendments thereto (the “Financing Letters”)) for an acquisition loan to the Purchaser Parties (or their Affiliates) to fund a portion of their obligations under this Agreement in an amount of not less than One Hundred Twenty-Two Million Dollars ($122,000,000) from their financing sources on or before 5:00 p.m., Chicago time, on November 9, 2004. Other than customary conditions, including, but not limited to, no material adverse change, and subject to the negotiation and execution of customary definitive loan documentation, such Financing Letters shall not be subject to any further conditions, including, but not limited to, environmental reports, physical condition reports or appraisals. The Purchaser Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) preserve the Purchaser Parties’ Equity Funds, (ii) maintain in effect the Financing Letters and to satisfy the conditions (to the extent such conditions are under the reasonable control of the Purchaser Parties) to obtaining the financing set forth therein (the “Financing”), (iii) enter into definitive financing agreements (the “Financing Agreements”) with respect to the Financing so that the Financing Agreements are in effect as promptly as practicable following satisfaction of the conditions to this Agreement set forth in Sections 6.1 and 6.2 and (iv) consummate the Financing as soon as practicable following satisfaction of the conditions to this Agreement set forth in Sections 6.1 and 6.2. The Purchaser Parties shall keep the Company promptly and reasonably informed of the status of the financing process, and will promptly provide the Company with copies of any written amendments, modifications or terminations of any of the Financing Letters. If the Financing Letters or the Financing Agreements expire or are terminated for any reason, the Purchaser Parties shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) use commercially reasonable efforts to obtain alternative financing to consummate the transactions contemplated by this Agreement.

(b) From and after the date of this Agreement, if the Purchaser Parties request, the Company, the Operating Partnership and the Company Subsidiaries shall cooperate, and shall use their commercially reasonable efforts to cause Company’s attorneys, accountants and other representatives to cooperate, in connection with any financing efforts (including, without limitation, the refinancing or assumption of existing indebtedness or the sale of assets) of the Purchaser Parties (including providing assistance in the Purchaser Parties’ preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to debt and/or equity financing and using commercially reasonable efforts to assist the Purchaser Parties in obtaining any consents, approvals, waivers, exemptions and tenant estoppels reasonably requested in connection with such financing) and any other filings that may be made by the Purchaser Parties or their Affiliates, including, if applicable, with the SEC, all at the sole expense of the Purchaser Parties (or their Affiliates). The Purchaser Parties shall enter into fee agreements with the Company’s attorneys and/or accountants to the extent their services are required in connection with the matters described in the preceding sentence and the Commercial Properties Sale. The Company shall permit access to the Company Properties to the extent necessary to allow the Purchaser Parties to obtain surveys and title commitments and/or policies with respect to the Company Properties (it being understood that such activities shall be conducted at Purchaser Parties’ sole expense). Notwithstanding the foregoing and anything else in this Agreement to the contrary, in no event shall (i) the successful results of such cooperation by the Company, the Operating Partnership and/or any of the Company Subsidiaries (including but not limited to the receipt of a certain number of satisfactory consents, approvals, waivers, exemptions or tenant estoppels or the receipt of such consents, approvals, waivers, exemptions or tenant estoppels in specific forms), (ii) the failure by the Purchaser Parties to enter into acceptable fee agreements with the Company’s attorneys or accountants or (iii) the successful completion of such financing efforts (including, without limitation, the refinancing or assumption of existing indebtedness or the sale of assets), be in any manner whatsoever a condition to the Purchaser Parties’ obligations to close the transactions contemplated by this Agreement.

(c) Immediately prior to Closing, the Company shall consent to the filing, at the Purchaser Parties’ sole expense, of financing statements identifying Liens on the Company Properties required by the Purchaser Parties’ financing sources. The Purchaser Parties hereby agree that, to the extent that this Agreement is terminated in accordance with its terms but after any such financing statements have been filed, the Purchaser Parties will promptly cause all such financing statements to be terminated or removed at the Purchaser Parties’ sole expense.

Section 5.17. Company Board Recommendation.

(a) In connection with the REIT Merger and the Company Shareholders’ Meeting, the Company Board shall (i) subject to Section 5.17(c), recommend to the holders of Common Shares to vote in favor of the REIT Merger (the “Company Board Recommendation”) and use commercially reasonable efforts to obtain the Company Shareholder Approval and (ii) otherwise comply in all material respects with the legal requirements applicable to the Company Shareholders Meeting.

(b) The Company Board shall not, except as expressly permitted by Section 5.17(c):

(i) withdraw, qualify, or in a manner adverse to any of the Purchaser Parties, modify, or propose publicly to withdraw, qualify or in a manner adverse to the Purchaser Parties, modify, the approval or recommendation of the Company Board of the REIT Merger or this Agreement, or

(ii) approve or recommend, or propose to approve or recommend, a Competing Transaction.

(c) Notwithstanding Sections 5.17(a) and 5.17(b), prior to the Company Shareholder Approval, the Company Board may (subject to this Section 5.17(c)) inform the holders of Common Shares that it no longer believes that the REIT Merger (a “Subsequent Determination”) is advisable and no longer recommends approval of the REIT Merger, but only if (A) the Company Board receives a Superior Competing Transaction which is not subsequently withdrawn or (B) the Company Board determines in good faith and on a reasonable basis, after consultation with outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of the trustees of the Company under applicable Law.

(d) Nothing contained in this Section 5.17 shall prohibit the Company from taking and disclosing to holders of Company Shares a position contemplated by Rule 14e-2(a)

promulgated under the Exchange Act and the rules and regulations thereunder or from making any disclosure to the holders of Company Shares if, in the good faith judgment of the Company Board, after consultation with outside counsel, such disclosure is advisable under applicable Law.

Section 5.18. Certain Post-Closing Covenants.

(a) The Purchaser Parties covenant and agree that, for the lesser of (i) a period of five (5) years following the Effective Time and (ii) the period from the Effective Time until no Series B Shares remain issued and outstanding, whether or not required by the Securities and Exchange Commission (the “SEC”), the Purchaser Parties will cause the Surviving Entity to file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Surviving Entity were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Surviving Entity’s certified independent accountants, and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Surviving Entity were required to file such reports. In addition, after the Effective Time and for so long as any Series B Shares remain outstanding, the Purchaser Parties agree to cause the Surviving Entity to furnish to the holders of the Series B Shares and to securities analysts and prospective investors, upon their request, the information required to be available pursuant to Rule 144(c) under the Securities Act to the extent such information is not electronically filed with the SEC and electronically available to the public free of cost.

(b) The Purchaser Parties covenant and agree that, after the Effective Time and so long as the Series B Shares are issued and outstanding, the Purchaser Parties will not propose, and the Purchaser Parties and their respective Affiliates will not vote or cause to be voted any Common Shares with respect to which they are entitled to vote against, any action which would impair the Surviving Entity’s status as a REIT for purposes of the Code, unless a majority of the then Independent Trustees of the Surviving Entity has determined that it would be in the best interests of the Surviving Entity and its shareholders that the Surviving Entity no longer maintain its status as a REIT under the Code.

Section 5.19. Environmental Matters. The Company and the Company Subsidiaries shall make available to the Purchaser Parties such environmental investigations, studies, tests, reviews, or other written analysis within the possession or control of the Company or any Company Subsidiary in relation to any property or facility now or previously owned, leased or operated by the Company or any Company Subsidiary and which have previously not been provided to Parent.

Section 5.20. Environmental Indemnity Agreement Payments. On or prior to 5:00 p.m., Chicago time, on November 9, 2004, The Prime Group, Inc. (“PGI”) shall pay, in immediately available funds, to the Operating Partnership an amount in immediately available funds equal to One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) (the “Second Payment”), which payment, together with the payment of One Million Two Hundred Fifty Thousand Dollars

($1,250,000) made on September 23, 2004 by PGI to the Operating Partnership, shall constitute full satisfaction of PGI’s obligations under that certain Environmental Remediation and Indemnification Agreement dated as of November 17, 1997 by and between the Operating Partnership and PGI, as amended. Such satisfaction shall be evidenced by a release between PGI and the Operating Partnership, which shall be executed by PGI and the Operating Partnership on or prior to 5:00 p.m., Chicago time, on the date of the Second Payment and be substantially in the form attached hereto as Exhibit B (the “PGI Release”).

Section 5.21. Continental Towers. The Company or an appropriate Company Subsidiary shall (and the Purchaser Parties acknowledge and agree that the Company or an appropriate Company Subsidiary shall) provide notice, shortly prior to the date such notice is required, to the lenders of the Company’s Continental Towers project located in Rolling Meadows, Illinois (“Continental Towers”), that the Company intends to refinance the mortgage loan encumbering Continental Towers (the “CT Refinancing”) upon the early call of such mortgage loan. From the date of this Agreement until February 1, 2005, the Company and the Purchaser Parties shall reasonably cooperate to structure and negotiate a proposed loan arrangement to accomplish the CT Refinancing with a financing source or sources with the goal of the Company or an appropriate Company Subsidiary entering into a loan commitment for the CT Refinancing mutually satisfactory to the Company and the Purchaser Parties. If the Company does not enter into a loan commitment for the CT Refinancing by February 1, 2005, then, notwithstanding anything to the contrary contained in this Agreement, including Section 4.1(b), the Company may, without the consent of any Purchaser Party, enter into a loan commitment and pay a loan commitment fee for the CT Refinancing acceptable to the Company; provided, that (i) the terms of the loan commitment shall provide for a loan (A) with a variable interest rate (which may be subject to an interest rate cap or other hedge), (B) that shall be in a principal amount not to exceed the principal amount being refinanced, (C) that has a term of no less than two (2) years or more than five (5) years, (D) which shall not close prior to April 30, 2005; and (ii) such loan commitment fee shall not be in excess of one percent (1%) of the principal balance of the loan plus the reasonable expenses of the lender.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver (as permitted by applicable Law) at or prior to the OP Effective Time or REIT Effective Time, as the case may be, of the following conditions:

(a) The Company Shareholder Approval shall have been obtained at the Company Shareholders Meeting (or an adjournment or postponement thereof).

(b) The Partnership Unitholder Approval shall have been obtained pursuant to the applicable procedures set forth in the Partnership Agreement.

(c) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of the Purchasing Parties or the Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be.

(d) No Law or temporary restraining order, preliminary or permanent injunction or other binding order restraining, prohibiting or preventing consummation of either Merger issued by any Governmental Entity of competent jurisdiction shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such legal prohibition removed or such order or injunction vacated.

Section 6.2. Conditions to the Obligation of the Purchaser Parties to Effect the Mergers. The obligations of the Purchaser Parties to effect the Mergers are further subject to satisfaction or waiver (as permitted by applicable Law) at or prior to the OP Effective Time or REIT Effective Time, as the case may be, of the following conditions:

(a) The representations and warranties of the Company contained herein (without giving effect to any materiality or Company Material Adverse Effect qualification) shall be true and correct, as of the Effective Time, as if such representations and warranties were made at the Effective Time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure to be so true and correct would not constitute a Company Material Adverse Effect.

(b) The Company and the Operating Partnership shall have performed or complied with in all material respects each of its agreements and covenants contained in this Agreement required to be performed or complied with by it at or prior to the Effective Time.

(c) Since the date of this Agreement there shall not have occurred any event, occurrence or condition that would constitute a Company Material Adverse Effect.

(d) The Purchaser Parties shall have received a certificate, signed by a senior executive officer of the Company, certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e) The Company shall have consummated the transactions contemplated by the Industrial Sale Agreement and received the net proceeds thereof.

(f) The Purchaser Parties shall have received the opinion of Winston & Strawn LLP stating that the Company qualifies as a REIT under the Code for all periods through the date of Closing and the treatment of the Operating Partnership and all Company Subsidiaries (which are organized as partnerships or limited liability companies or which file tax returns as partnerships) as partnerships and not as associations taxable as corporations or publicly-traded partnerships for federal income tax purposes since the acquisition or formation of Company Subsidiaries by the Company and the parties to the Financing shall be entitled to rely on such opinion.

Section 6.3. Conditions to the Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to satisfaction or waiver (as permitted by applicable Law) at or prior to the OP Effective Time or REIT Effective Time, as the case may be, of the following conditions:

(a) The representations and warranties of the Purchaser Parties contained herein that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, as of the Effective Time, as if such representations and warranties were made at the Effective Time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall be true and correct as of such date).

(b) Each of the Purchaser Parties shall have performed or complied with in all material respects each of its respective agreements and covenants contained in this Agreement required to be performed or complied with by it at or prior to the Effective Time.

(c) The Company shall have received a certificate, signed by a senior executive officer of each of the Purchaser Parties, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

Section 6.4. Frustration of Closing Conditions. Neither the Purchasing Parties nor the Company or the Operating Partnership may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the OP Merger, REIT Merger and the other transactions contemplated by this Agreement in a timely manner, as required by and subject to Section 5.2.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated (and shall be terminated, in the case of Section 7.1(i)) and the Mergers may be abandoned (and shall be abandoned in the case of Section 7.1(i)) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval (with any termination by Parent also being an effective termination by OP Merger Sub and Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by written notice by the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of either Merger, which is final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such order, decree, ruling or judgment or to reverse such action;

(c) by written notice by the Company, at any time prior to obtaining the Company Shareholder Approval, upon the Company Board resolving to enter into, subject to the terms of this Agreement, including Section 7.2(b), a definitive agreement for a Competing Transaction by a third party; provided, that (i) the Company Board shall not so resolve unless the Company Board shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such Competing Transaction constitutes a Superior Competing Transaction; (ii) immediately following the Company so resolving, the Company shall have so notified Parent and provided to Parent in writing the terms and conditions of such Competing Transaction; (iii) such termination pursuant to this Section 7.1(c) shall not be effective until the end of the third Business Day after Parent’s receipt of notice of the final terms and conditions of such Competing Transaction; and (iv) the Company shall have the right to enter into a definitive agreement for a Competing Transaction during the period commencing upon the Company Board so resolving in accordance with this Section 7.1(c) and ending upon the termination of this Agreement pursuant to this Section 7.1(c) so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 7.1(c) and Section 7.2(b) and (B) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this Section 7.1(c);

(d) by written notice by Parent, if prior to the Company Shareholder Approval being obtained, (i) the Company Board shall have withdrawn or adversely modified its recommendation of this Agreement and the REIT Merger (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any person with information regarding the Company or has entered into discussions or negotiations with such person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of the Company Board’s recommendation of the REIT Merger or this Agreement so long as such actions are in compliance with Section 5.4); or (ii) the Company Board shall have (A) recommended to the Company shareholders that they approve a Competing Transaction rather than the transactions contemplated by this Agreement or (B) determined to accept a proposal or offer for a Superior Competing Transaction;

(e) by written notice by the Company or Parent, if, by April 30, 2005, the REIT Merger has not been consummated (provided, that the right to terminate this Agreement pursuant to this subparagraph (e)) shall not be available to any party whose (or whose Subsidiary’s) failure to fulfill any obligation under this Agreement has been the proximate cause of the failure of the REIT Merger to be consummated on or prior to such date);

(f) by written notice by Parent or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof;

(g) by written notice by Parent, upon a breach of any representation, warranty, agreement or covenant of the Company contained in this Agreement (in any case, other than as a result of a breach by the Purchaser Parties of any of their respective representations, warranties, agreements or covenants contained in this Agreement) such that the conditions set forth in Section 6.2(a) or (b), as the case may be, cannot be satisfied (any such breach, a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is capable of being cured by the Company within twenty (20) days after Parent notifies the Company of the occurrence of the Terminating Company Breach through the exercise of its commercially reasonable efforts and is so cured within such period, so long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(g);

(h) by written notice by the Company, upon a breach of any representation, warranty, agreement or covenant of the Purchaser Parties contained in this Agreement such that the conditions set forth in Sections 6.3(a) or (b), as the case may be, cannot be satisfied (any such event or condition, a “Terminating Purchaser Party Breach”); provided, however, that (i) if such Terminating Purchaser Party Breach (other than a breach of the representations and warranties contained in Section 3.2(c)(ii) or (iii)) is capable of being cured by the Purchaser Parties within twenty (20) days or (ii) if such Terminating Purchaser Party Breach resulting from a breach of the representations and warranties contained in Section 3.2(c)(ii) or (iii) is capable of being cured by the Purchaser Parties within five (5) days, in each case, after the Company notifies Parent of the Terminating Purchaser Party Breach through the exercise of its commercially reasonable efforts and is so cured within such period, so long as the Purchaser Parties continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(h); or

(i) automatically, without any action or notice by the Company or any other Person, upon the occurrence of any of the following events: (i) the Purchaser Parties fail to make the Four Million Five Hundred Thousand Dollar ($4,500,000) deposit of immediately available funds with the Deposit Escrow Agent in accordance with Section 5.9 by 5:00 p.m., Chicago time, on November 9, 2004; (ii) the Purchaser Parties fail to deliver to the Company fully executed copies of the Financing Letters in accordance with Section 5.16 by 5:00 p.m., Chicago time, on November 9, 2004; or (iii) PGI fails to deliver the One Million Eight Hundred Fifty Thousand Dollar ($1,850,000) in immediately available funds to the Operating Partnership and to execute and deliver the PGI Release in accordance with Section 5.20 by 5:00 p.m., Chicago time, on November 9, 2004.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling or controlled by any such party or any of their respective officers, directors, trustees, employees, agents or representatives, whether prior to or after the execution of this Agreement.

Section 7.2. Expenses; Break-up Fee; Earnest Money.

(a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the OP Merger, the REIT Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense (with respect to such party, its “Expenses”); provided, however, that, if applicable, any filing fees under the HSR Act shall be split equally between the Company and Parent. The Company agrees that if (i) this Agreement is terminated pursuant to Section 7.1(g) or (ii) if (A) this Agreement is terminated pursuant to Section 7.1(f) and (B) (I) separate voting agreements with and for the benefit of the Purchaser Parties had not been entered into by Vornado Realty Trust (or its applicable Affiliates) (“Vornado”) and by Cadim, inc. (or its applicable Affiliates) (“Cadim” and together with Vornado, the “Significant Shareholders”) prior to the Company Shareholders Meeting pursuant to which each Significant Shareholder agreed to vote its respective Common Shares to approve this Agreement and the REIT Merger or (II) such voting agreements had not been entered into and all of the Common Shares beneficially owned by each of the Significant Shareholders were not voted to approve this Agreement and the REIT Merger at the Company Shareholders Meeting, then, subject to the limitation set forth in the proviso to the first sentence of Section 7.2(b), the Company shall pay to Parent an amount equal to the actual out-of-pocket expenses of Parent or its affiliates incurred in connection with this Agreement and the transactions contemplated hereby (including all attorneys’, accountants’ and financing sources’ fees and expenses) but in no event in an amount greater than Three Million Dollars ($3,000,000) (the “Parent Expenses”). Any payment of the Parent Expenses pursuant to this Section 7.2(a) shall be made, as directed by Parent, by prompt wire transfer of immediately available funds, but in no event later than five (5) Business Days after the amount is due as provided herein; provided, that in any such event of the required payment of the Parent Expenses, Parent shall provide the Company with customary documentation or other reasonable support evidencing the incurrence of the Parent Expenses.

(b) The Company agrees that (i) if this Agreement is terminated pursuant to Section 7.1(c), (d) or (g) (but only in the event of a Terminating Company Breach that was the result of a knowing and willful determination or decision by the Company Board or the Company’s senior executive management to cause such breach of this Agreement) or (ii) if (A) this Agreement is terminated pursuant to Section 7.1(f), (B) within three hundred sixty-five (365) days thereafter, the Company enters into an agreement to consummate a Superior Competing Transaction which is subsequently consummated, and (C) (I) the Significant Shareholders had not each entered into separate voting agreements with and for the benefit of the Purchaser Parties prior to the Company Shareholders Meeting pursuant to which such Significant Shareholder agreed to vote its respective Common Shares to approve this Agreement and the REIT Merger or (II) no such voting agreements had been entered into and all of the Common Shares beneficially owned by each of the Significant Shareholders were not voted to approve this Agreement and the REIT Merger at the Company Shareholders Meeting, then, the Company shall pay to Parent an amount equal to Seven Million Eight Hundred Thousand Dollars ($7,800,000) (the “Break-Up Fee”); provided, that, with respect to any termination of this Agreement pursuant to Section 7.1(g) in circumstances where the Break-Up Fee is payable in accordance with this Section 7.2(b), in no event shall the Company also be obligated to pay the Parent Expenses, notwithstanding anything to the contrary contained in this Agreement; provided, further, that with respect to any termination of this Agreement pursuant to Section 7.1(f) in circumstances where the Break-Up Fee is payable in accordance with this Section 7.2(b), the amount of such Break-Up Fee due and payable shall be reduced by the amount of Parent Expenses previously and irrevocably paid by the Company pursuant to Section 7.2(a). Any payment of such amount shall be made, as directed by Parent, by prompt wire transfer of immediately available funds, but in no event later than five (5) Business Days after the amount is due as provided herein.

(c) Notwithstanding anything to the contrary in this Agreement, the Purchaser Parties expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 7.1(c), (d), (f) or (g) in circumstances where the Parent Expenses or the Break-Up Fee, as applicable, are payable in accordance with Section 7.2(a) or Section 7.2(b), respectively, the payment of the Parent Expenses or the Break-Up Fee, as applicable, shall constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser Parties would otherwise be entitled to assert against the Company, the Operating Partnership or any other Company Subsidiary or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, shareholders or stockholders, with respect to this Agreement and the transactions contemplated by the Transaction Documents and shall constitute the sole and exclusive remedy available to the Purchaser Parties. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 7.1(c), (d), (f) or (g) in circumstances where the Parent Expenses or the Break-Up Fee, as applicable, are payable in accordance with Section 7.2(a) or Section 7.2(b), respectively, the amount of the Parent Expenses or the Break-Up Fee, as applicable: (i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to said section, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 7.2(a) or Section 7.2(b), the Purchaser Parties hereby agree that, upon any termination of this Agreement pursuant to Section 7.1(c), (d), (f) or (g) in circumstances where the Parent Expenses or the Break-Up Fee, as applicable, are payable in accordance with Section 7.2(a) or Section 7.2(b), respectively, in no event shall any of the Purchaser Parties (A) seek to obtain any recovery or judgment against the Company, the Operating Partnership or any other Company Subsidiary or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, shareholders or stockholders with respect to this Agreement and the transactions contemplated by the Transaction Documents, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages with respect to this Agreement and the transactions contemplated by the Transaction Documents.

(d) Each of the Purchaser Parties agrees that if this Agreement shall be terminated pursuant to Section 7.1(h), then the Company shall be entitled to retain the Earnest Money. In addition, each of the Purchaser Parties agree that if this Agreement terminates automatically pursuant to Section 7.1(i), then the Company shall be entitled to retain the Initial Deposit Funds. Notwithstanding anything to the contrary in this Agreement, the Company expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to Section 7.1(h) or (i) in circumstances where the Company is entitled to retain the Earnest Money or the Initial Deposit Funds in accordance with this Section 7.2(d), the Earnest Money or the Initial Deposit Funds, as applicable, shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against any of the Purchaser Parties or any of their respective assets, or against any of their respective trustees, directors, managers, officers, employees, partners, shareholders, stockholders or members, with respect to this Agreement and the transactions contemplated by the Transaction Documents and shall constitute the sole and exclusive remedy available to the Company. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 7.1(h) or (i) in circumstances where the Company is entitled to retain the Earnest Money or the Initial Deposit Funds in accordance with this Section 7.2(d), the amount of the Earnest Money or the Initial Deposit Funds, as applicable: (i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to said section, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the applicable amount set forth in this Section 7.2(d), the Company hereby agrees that, upon any termination of this Agreement pursuant to Section 7.1(h) or (i) in circumstances where the Company is entitled to retain the Earnest Money or the Initial Deposit Funds in accordance with this Section 7.2(d), in no event shall the Company (A) seek to obtain any recovery or judgment against any of the Purchaser Parties or any of their respective assets, or against any of their respective trustees, directors, managers, officers, employees, partners, shareholders or stockholders with respect to this Agreement and the transactions contemplated by the Transaction Documents, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages with respect to this Agreement and the transactions contemplated by the Transaction Documents. If this Agreement is terminated for any reason other than a termination pursuant to Section 7.1(h) or (i) in circumstances where the Earnest Money or the Initial Deposit Funds is payable to the Company in accordance with this Section 7.2(d), then the Earnest Money or the Initial Deposit Funds, as applicable, shall be refunded to the Purchaser Parties.

Section 7.3. Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions of Section 7.1 (describing in reasonable detail the basis therefor) pursuant to which such termination is effected.

Section 7.4. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto or their respective affiliates, trustees, directors, managers, officers, shareholders, stockholders or members (including, without limitation, in connection with a termination pursuant to Section 7.1(i), the obligation pursuant to Section 5.20), except that the last sentence of Section 5.1, Section 7.1, Section 7.2, this Section 7.4 and Article VIII shall survive such termination and except to the extent that such termination results from a willful breach by a party of any of its covenants or agreements set forth in this Agreement.

Section 7.5. Return of Earnest Money. The parties agree that if this Agreement is terminated pursuant to Section 7.1, the parties shall instruct the Deposit Escrow Agent to return the Earnest Money to Parent with interest within two (2) Business Days of termination by wire transfer of immediately available funds to an account designated in writing by Parent; provided, however, that notwithstanding the foregoing, if the Agreement is terminated pursuant to Section 7.1(h), the parties shall instruct the Escrow Agent to transfer the Deposit to Company with interest within two (2) Business Days of termination by wire transfer of immediately available funds to an account designated in writing by Company.

Section 7.6. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties in writing by action of their respective boards of trustees, managers or directors or members, as applicable, at any time before or after the Company Shareholder Approval is obtained but, after the Company Shareholder Approval is obtained, no amendment shall be made which decreases the REIT Merger Consideration or which adversely affects the rights of the holders of the Common Shares without the approval of such holders.

Section 7.7. Extension; Waiver. At any time prior to the Effective Time, each of the Company and the Purchaser Parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.6, waive (as permitted by applicable Law) compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive the Effective Time in accordance with their respective terms).

Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (provided proof of delivery is received) to the parties or sent by telecopy (provided a confirmation of transmission is received) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to the Purchaser Parties, to

Prime/Mansur Investment Partners, LLC

c/o Mansur & Company

John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

Attn: Barry Mansur

Fax No.: (312) 642-6278

and

Prime/Mansur Investment Partners, LLC

c/o The Prime Group, Inc.

321 North Clark Street

Suite 2500

Chicago, Illinois 60610

Attn: Michael W. Reschke

Fax No.: (312) 917-1511

with copies to:

The Prime Group, Inc.

321 North Clark Street

Suite 2500

Chicago, Illinois 60610

Attn: Robert J. Rudnik

Fax No.: (312) 917-8442

Piper Rudnick

203 North LaSalle Street

Suite 1800

Chicago, Illinois 60610

Attn: David B. Sickle, Esq.

Fax No.: (312) 630-7361

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attn: William R. Kunkel, Esq.

Fax No.: (312) 407-0411

(b)	if to the Company or the Operating Partnership, to

Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: Jeffrey A. Patterson

Facsimile number: (312) 917-1597

with copies to:

Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: James F. Hoffman

Facsimile number: (312) 917-1684

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Wayne D. Boberg, Esq.

Facsimile number: (312) 558-5700

Section 8.3. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Deposit Escrow Agreement, the Company Disclosure Letter, the Confidentiality Agreements and the PGI Release constitute the entire agreement and supersede all prior agreements and understandings (including the Exclusivity Agreement), both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the provisions of Section 5.8, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND (WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF).

Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any such purported assignment or delegation in violation of the foregoing sentence shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8. Enforcement. The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any action, suit or proceeding in Maryland with respect to any matters to which it has submitted to jurisdiction as set forth in this section.

Section 8.9. Exhibits; Disclosure Letter. All Exhibits referred to herein and in the Company Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.1. Certain Definitions. For purposes of this Agreement:

“Adjusted Exercise Price” has the meaning set forth in Section 2.1(e).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Bonuses” has the meaning set forth in Section 5.7(a).

“Articles of Merger” means the articles of merger with respect to the REIT Merger, containing the provisions required by, and executed in accordance with, the Maryland REIT Law and the MGCL.

“Bonus Cap” has the meaning set forth in Section 5.7(a).

“Break-Up Fee” has the meaning set forth in Section 7.2(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Chicago, Illinois or New York, New York are authorized or obligated by law or executive order to be closed.

“Cadim” has the meaning set forth in Section 7.2(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificates” has the meaning set forth in Section 2.1(a).

“Claim” has the meaning set forth in Section 5.8(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” has the meaning set forth in Section 5.7(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Properties Sale” has the meaning set forth in Section 5.11.

“Commitment” has the meaning set forth in Section 4.1(b)(v)(B).

“Common Shares” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the introductory paragraph.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 5.17(a).

“Company By-laws” has the meaning set forth in Section 3.1(a).

“Company Charter” has the meaning set forth in Section 3.1(a).

“Company Disclosure Documents” has the meaning set forth in Section 3.1(y)(i).

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Section 3.1.

“Company Employee Benefit Plans” has the meaning set forth in Section 3.1(l)(iii).

“Company ERISA Affiliate” has the meaning set forth in Section 3.1(l)(i).

“Company Financial Advisor” has the meaning set forth in Section 3.1(r).

“Company Intangible Property” has the meaning set forth in Section 3.1(n).

“Company Material Adverse Effect” means, with respect to the Company, an event, occurrence or condition that, either individually or in the aggregate with all other events, occurrences or conditions, had or would have a material adverse effect on the business, operating results, liabilities, assets or condition, financial or otherwise, of the Company, the Operating Partnership and the Company Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the OP Merger or the REIT Merger, not including the effect of (i) general economic changes, (ii) changes in the United States financial markets generally, (iii) changes that affect REITs generally, (iv) changes that affect office real estate properties generally, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that any such change affects the Company in a disproportionate manner), (vi) any change in the price or trading volume of the Common Shares or the Series B Shares, (vii) the failure by the Company to lease space, including but not limited to the renewal or non-renewal of any leases for real property owned, leased or operated by the Company or any Company Subsidiary or the announcement or decision by a prospective tenant of its intention not to lease space or by an existing tenant of its intention to renew or not renew its current lease or (viii) changes arising as a result of the public announcement of this Agreement or the transactions contemplated hereby.

“Company Option” has the meaning set forth in Section 2.3(a).

“Company Other Interests” has the meaning set forth in Section 3.1(b)(ii).

“Company Pension Plans” has the meaning set forth in Section 3.1(l)(i).

“Company Permits” has the meaning set forth in Section 3.1(i).

“Company Properties” has the meaning set forth in Section 3.1(p)(i)(A).

“Company Property Restrictions” has the meaning set forth in Section 3.1(p)(i)(B).

“Company Proxy Statement” has the meaning set forth in Section 3.1(d)(iii).

“Company SEC Documents” has the meaning set forth in Section 3.1(e)(i).

“Company Severance Agreements” has the meaning set forth in Section 3.1(l)(xiv).

“Company Share Incentive Plan” has the meaning set forth in Section 3.1(c)(i)(C).

“Company Shareholder Approval” has the meaning set forth in Section 3.1(z)(i).

“Company Shareholders Meeting” has the meaning set forth in Section 3.1(d)(iii).

“Company Shares” means the Common Shares, the Series A Shares and the Series B Shares.

“Company Subsidiary” means the Operating Partnership and each other Subsidiary of the Company or the Operating Partnership.

“Competing Transaction” has the meaning set forth in Section 5.4(a).

“Confidentiality Agreements” has the meaning set forth in Section 5.1.

“Deposit Balance” has the meaning set forth in Section 5.9.

“Deposit Escrow Agent” has the meaning set forth in Section 5.9.

“Deposit Escrow Agreement” has the meaning set forth in Section 5.9.

“Designated Severance” has the meaning set forth in Section 5.7(a).

“DRULPA” has the meaning set forth in Section 1.1(a).

“Earnest Money” has the meaning set forth in Section 5.9.

“EDGAR” means the Electronic Data Gathering Analysis and Retrieval system.

“Effective Time” has the meaning set forth in Section 1.3(b).

“Eligible LP Unit” has the meaning set forth in Section 2.6(a).

“Environmental Law” has the meaning set forth in Section 3.1(o).

“ERISA” has the meaning set forth in Section 3.1(l)(i).

“Exchange Act” has the meaning set forth in Section 3.1(d)(iii).

“Excluded LP Units” has the meaning set forth in Section 2.6(b).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Exclusivity Agreement” means the Exclusivity Agreement dated as of September 7, 2004 among Mansur Interests II, Ltd., The Prime Group, Inc., the Company and the Operating Partnership.

“Expenses” has the meaning set forth in Section 7.2(a).

“Fairness Opinion” has the meaning set forth in Section 3.1(r).

“Federal WARN Act” has the meaning set forth in Section 5.7(f).

“Financing” has the meaning set forth in Section 5.16(a)(ii).

“Financing Agreements” has the meaning set forth in Section 5.16(a)(iii).

“Financing Letters” has the meaning set forth in Section 5.16(a).

“GAAP” has the meaning set forth in Section 3.1(e)(i).

“Governmental Entities” means any federal, state, local, municipal, or other government or governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“GP Units” has the meaning set forth in Section 3.1(c)(ii).

“Hazardous Material” has the meaning set forth in Section 3.1(o).

“HSR Act” has the meaning set forth in Section 3.1(d)(iii).

“Indemnified Parties” has the meaning set forth in Section 5.8(a).

“Independent Trustees” shall mean the members of the board of trustees of the applicable board of trustees who are “independent,” are defined in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual, as presently in effect.

“Industrial Sale Agreement” has the meaning set forth in Section 4.1(c)(i).

“Initial Deposit Funds” has the meaning set forth in Section 5.9.

“IRS” means the Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean (a) with respect to the Company (or any Company Subsidiary), the actual knowledge of the persons set forth on Schedule 9.1(a), after due inquiry, and (b) with respect to the Purchaser Parties (or any of their respective Subsidiaries), the actual knowledge of the persons set forth on Schedule 11.1(b), after due inquiry. The Company, the Parent and Merger Sub acknowledge and agree that the individuals named in Schedules 9.1(a) and 9.1(b) are named solely for the purpose of defining and narrowing the scope of the Company, any Company Subsidiary, the Parent and Merger Sub’s knowledge, and not for the purpose of imposing any liability on or creating any duties running from such individuals to the parties hereto or any affiliate, related party, employee, agent, lender, investor, shareholder or representative of the parties hereto.

“Law” means any statute, law, regulation, order, interpretation, permit, license, approval, authorization, rule or ordinance of any Governmental Entity applicable to the Purchaser Parties or the Company or any of their respective Subsidiaries as the case may be.

“Liens” has the meaning set forth in Section 3.1(b)(i).

“LP Unit Certificates” has the meaning set forth in Section 2.6(a).

“LP Units” means the common units of limited partner interest of the Operating Partnership.

“Maryland Department” means the State Department of Assessments and Taxation of Maryland.

“Maryland REIT Law” has the meaning set forth in Section 1.1(b).

“Material Contracts” has the meaning set forth in Section 3.1(v)(i).

“MBO Plan” means the Management by Objective Plan of the Company.

“Mergers” has the meaning set forth in Section 1.1(b).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“MGCL” has the meaning set forth in Section 1.1(b).

“OP Effective Time” has the meaning set forth in Section 1.3(a).

“OP Merger” has the meaning set forth in Section 1.1(a).

“OP Merger Certificate” means the certificate of merger with respect to the OP Merger, containing the provisions required by, and executed in accordance with, DRULPA.

“OP Merger Consideration” has the meaning set forth in Section 2.6(a).

“OP Merger Sub” has the meaning set forth in the introductory paragraph.

“Operating Partnership” has the meaning set forth in the introductory paragraph.

“Option Merger Consideration” has the meaning set forth in Section 2.3(a).

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Expenses” has the meaning set forth in Section 7.2(a).

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended through the date hereof.

“Partnership Unitholder Approval” has the meaning set forth in Section 3.1(z)(ii).

“Partnership Units” mean the GP Units, the Series A Preferred Units, the Series B Preferred Units and LP Units, collectively, or any of them.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payment Fund” has the meaning set forth in Section 2.2(b).

“PCBs” has the meaning set forth in Section 3.1(o).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“PGI” has the meaning set forth in Section 5.20.

“PGI Release” has the meaning set forth in Section 5.20.

“Property Agreements” has the meaning set forth in Section 3.1(p)(i).

“Purchaser Parties” means Parent and, prior to the Effective Time, Merger Sub and OP Merger Sub and, at and after the OP Effective Time, the Surviving Partnership and, at and after the REIT Effective Time, the Surviving Entity.

“Purchaser Parties’ Equity Funds” has the meaning set forth in Section 3.2(c)(ii).

“REIT” has the meaning set forth in Section 3.1(k)(ii).

“REIT Effective Time” has the meaning set forth in Section 1.3(b).

“REIT Merger” has the meaning set forth in Section 1.1(b).

“REIT Merger Consideration” has the meaning set forth in Section 2.1(a).

“Release” has the meaning set forth in Section 3.1(o).

“Rent Roll” has the meaning set forth in Section 3.1(p)(iii).

“Rule 16b-3 No-Action Letter” means a certain no-action letter of the SEC Staff publicly available as of January 12, 1999.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.1(bb).

“SEC” has the meaning set forth in Section 5.18(a).

“Second Payment” has the meaning set forth in Section 5.20.

“Securities Act” has the meaning set forth in Section 3.1(e)(i).

“Series A Preferred Units” has the meaning set forth in Section 3.1(c)(ii)(A).

“Series A Shares” means the Company’s Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.

“Series A-2 Share Purchase Warrant” has the meaning set forth in the definition of “Warrants”.

“Series B Preferred Units” has the meaning set forth in Section 3.1(c)(ii)(A).

“Series B Share Purchase Warrant” has the meaning set forth in the definition of “Warrants”.

“Series B Shares” means the Company’s Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.

“Series C Share Purchase Warrant” has the meaning set forth in the definition of “Warrants”.

“Severance Cap” has the meaning set forth in Section 5.7(a).

“Shares” has the meaning set forth in Section 2.1(a).

“Significant Shareholder” has the meaning set forth in Section 7.2(a).

“Subsequent Determination” has the meaning set forth in Section 5.17(c).

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Competing Transaction” has the meaning set forth in Section 5.4(a).

“Surviving Bylaws” has the meaning set forth in Section 1.7.

“Surviving Charter” has the meaning set forth in Section 1.6.

“Surviving Entity” has the meaning set forth in Section 1.1(b).

“Surviving Entity Shares” has the meaning set forth in Section 2.1(c).

“Surviving Partnership” has the meaning set forth in Section 1.1(a).

“Surviving Partnership LP Units” has the meaning set forth in Section 2.6(c).

“Takeover Statute” has the meaning set forth in Section 3.1(w).

“Tax” or “Taxes” means any federal, state or local income, sales, use, employment, payroll, excise taxes, tariffs or governmental charges, together with penalties, interest or additions thereto but not including any taxes, tariffs or governmental charges relating to real property.

“Tax Return” means any return relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Employees” has the meaning set forth in Section 5.7(b)(ii).

“Terminating Company Breach” has the meaning set forth in Section 7.1(g).

“Terminating Purchaser Party Breach” has the meaning set forth in Section 7.1(h).

“Third Party” has the meaning set forth in Section 5.4(a).

“Transaction Documents” means this Agreement, the Articles of Merger, the OP Merger Certificate, the PGI Release and the Deposit Escrow Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents, other than the Financing and the Commercial Properties Sale.

“Transfer and Gains Taxes” has the meaning set forth in Section 5.6.

“Triggered Agreements” has the meaning set forth in Section 3.1(d)(ii).

“Vornado” has the meaning set forth in Section 7.2(a).

“WARN Acts” has the meaning set forth in Section 5.7(f).

“Warrant REIT Merger Consideration” has the meaning set forth in Section 2.1(e).

“Warrants” means collectively, (1) the Series A-2 Share Purchase Warrant to purchase 500,000 Common Shares (the “Series A-2 Share Purchase Warrant”), (2) the Series B Share Purchase Warrant to purchase 250,000 Common Shares (the “Series B Share Purchase Warrant”) and (3) the Series C Share Purchase Warrant to purchase 250,000 Common Shares (the “Series C Share Purchase Warrant”), in each case, dated July 16, 2002.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PRIME/MANSUR INVESTMENT PARTNERS, LLC

By:	/s/ E. Barry Mansur
Name:	E. Barry Mansur
Title:	Chairman

CUMBERLAND BLUES MERGER SUB, LLC

By:	/s/ E. Barry Mansur
Name:	E. Barry Mansur
Title:	Chairman

CUMBERLAND BLUES, LLC

By:	/s/ E. Barry Mansur
Name:	E. Barry Mansur
Title:	Chairman

PRIME GROUP REALTY TRUST

By:	/s/ Jeffrey A. Patterson
Name:	Jeffrey A. Patterson
Title:	President and Chief Executive Officer

PRIME GROUP REALTY, L.P.

By:	PRIME GROUP REALTY TRUST
Its General Partner

By:	/s/ Jeffrey A. Patterson
Name:	Jeffrey A. Patterson
Title:	President and Chief Executive Officer